SCHEDULE 14A INFORMATION



                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. 5)



                           Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

         [X]   Preliminary Proxy Statement
         [ ]   Confidential,  for use of the  Commission  Only (as  permitted by
               Rule 14a-6(e)(2))
         [ ]   Definitive Proxy Statement
         [ ]   Definitive Additional Materials
         [ ]   Soliciting Material Pursuant to Section  240.14a-11(c) or Section
               240.14a-12

                          CUMBERLAND TECHNOLOGIES, INC.
                         ------------------------------
                (Name of Registrant as Specified In Its Charter)

              CUMBERLAND TECHNOLOGIES, INC. AND FRANCIS M. WILLIAMS
                         ------------------------------
                    (Name of Person(s) Filing Proxy Statement
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.   Title of each class of securities to which transaction applies:

     2.   Aggregate number of securities to which transaction applies:

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

     4.   Proposed maximum aggregate value of transaction:

     5.   Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.   Amount Previously Paid:

2.   Form, Schedule or Registration Statement No.:

3.   Filing Party:

4.   Date Filed:

                          CUMBERLAND TECHNOLOGIES, INC.
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS



                         To be held on March 16, 2004



TO THE SHAREHOLDERS
OF CUMBERLAND TECHNOLOGIES, INC.



     NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders of Cumberland Technologies, Inc., a Florida corporation (the "Company"), will be held at 9:00 AM, local time, on March 16, 2004, at the Company's headquarters at 4311 W. Waters Avenue, Tampa, Florida 33614 to approve an amendment to the Company's Amended and Restated Articles of Incorporation (the "Articles") which will effect a 1-to-150 reverse stock split of the Company's common stock.



     Fractional shares resulting from the reverse stock split will be cancelled and converted into the right to receive a minimum of $0.70 per share (on a pre-reverse stock split basis). The reverse stock split will have the effect of allowing the Company to terminate its registration under the Securities Exchange Act of 1934.



     The Board of Directors has fixed the close of business on February 5, 2004 as the record date for determining those shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.



     Whether or not you expect to be present, please sign, date and return the proxy form sent to you as promptly as possible.


                       By Order of the Board of Directors,




                /s/ Joseph M. Williams
                -------------------------------------
                Joseph M. Williams
                Secretary/Treasurer
                Tampa, Florida 33605



ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE URGED TO EXECUTE AND RETURN THE PROXY FORM AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY FORM MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

                                                                            PAGE

INTRODUCTION.................................................................. 1

INFORMATION CONCERNING PROXY.................................................. 1

PURPOSE OF THE MEETING........................................................ 1

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS............................... 1

REQUIRED VOTE................................................................. 1

REVOCATION OF PROXY........................................................... 2

REVERSE STOCK SPLIT PROPOSAL.................................................. 3
   Summary of Reverse Stock Split Proposal.................................... 3
   Exchange of Stock Certificates and Payment for Fractional Shares........... 5
   Company Stock Options and Warrants......................................... 5

SPECIAL FACTORS............................................................... 5
   Background................................................................. 5
   Purpose and Reasons for the Reverse Stock Split............................ 6
   Fairness of Reverse Stock Split Proposal................................... 8
   Potential Detriments of Reverse Stock Split Proposal to Shareholders;
     Accretion in Ownership and Control of Certain Shareholders...............12
   Consideration for Determining Current Market Price.........................13
   Consideration for Determining Minimum Fixed Price..........................14
   Conduct of the Company's Business after Reverse Stock Split................19
   Structure of Reverse Stock Split...........................................20
   Certain Effects of Reverse Stock Split Proposal on the
     Company's Shareholders...................................................21
   Interests of Certain Persons in the Proposed Transaction...................22
   Material Federal Income Tax Consequences...................................22
   Appraisal Rights; Escheat Laws.............................................23
   Intention to Terminate Public Registration.................................24

MANAGEMENT....................................................................25

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................26

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................27

CERTAIN MARKET INFORMATION....................................................29
   Dividends..................................................................29

SHAREHOLDER PROPOSALS.........................................................30

SELECTED FINANCIAL DATA.......................................................30

FINANCIAL AND OTHER INFORMATION...............................................32

Appendix A     ARTICLES OF  AMENDMENT  TO THE AMENDED AND
               RESTATED  ARTICLES OF INCORPORATION OF
               CUMBERLAND TECHNOLOGIES, INC...................................33

                         SPECIAL MEETING OF SHAREHOLDERS
                        OF CUMBERLAND TECHNOLOGIES, INC.

                           PRELIMINARY PROXY STATEMENT

                                  INTRODUCTION



     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Cumberland Technologies, Inc., a Florida corporation (the "Company"), of proxies from the holders of the Company's common stock (the "Stock") for use at the Special Meeting of Shareholders of the Company to be held at the corporate headquarters of Cumberland Technologies, Inc., 4311 W. Waters Avenue, Tampa, Florida 33614 at 9:00 AM, local time, on March 16, 2004 or at any adjournments or postponements thereof (the "Special Meeting"). The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent or given to holders of common stock is February 14, 2004. The Company's principal executive offices are located at its corporate offices at 4311 W. Waters Avenue, Tampa, Florida 33614, and its telephone number is (813) 885-2112.



                          INFORMATION CONCERNING PROXY

     The enclosed proxy is solicited on behalf of the Company's Board of Directors (the "Board") and its majority shareholder and the Chairman of its Board of Directors, Francis M. Williams. The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Special Meeting of Shareholders and the enclosed proxy will be borne by the Company. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies.

                             PURPOSE OF THE MEETING

     At the Special Meeting, the Company's shareholders will consider and vote to approve an amendment to the Company's Amended and Restated Articles of Incorporation (the "Articles") which will effect a 1-for-150 reverse stock split of the Company's common stock.

     The reverse stock split will have the effect of allowing the Company to terminate its registration under the Securities Exchange Act of 1934.

     Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the amendment to the Articles as described herein. In the event a shareholder specifies a different choice by means of the enclosed proxy, his or her shares will be voted in accordance with the specifications so made.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS



     The Board of Directors has set the close of business on February 5, 2004 as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 5,597,244 shares of common stock outstanding, all of which are entitled to one vote on the proposed amendment to the Articles.



                                  REQUIRED VOTE

     Pursuant to the Articles and the Florida General Corporation law, the affirmative vote of the holders of a majority of the common shares that are present in person or by proxy, and voting, at the Special Meeting is required to approve the proposed amendment. The representation in person or by proxy of a majority of the issued and outstanding shares of common stock entitled to be cast is necessary to provide a quorum at the Special Meeting. Broker non-votes are treated as shares as to which voting power has been withheld by the beneficial owners thereof and, therefore, as shares not entitled to be cast thereon. Thus, although broker non-votes have no effect on the vote, they have the practical effect of reducing the number of affirmative votes required to approve the proposed amendment to the Articles by reducing the total number of shares entitled to vote thereon. Proxies sent to the Company that are marked "abstain" with respect to the approval of the proposed amendment will be counted for the purpose of determining the number of common shares represented at the Special Meeting, but will have no effect in determining whether the requisite vote has been obtained for approval of the proposed amendment other than the practical effect of reducing the number of affirmative votes required to approve the proposed amendment to the Articles by reducing the total number of shares entitled to vote thereon.

     Francis M. Williams, a Director of the Company, directly or indirectly owns or by irrevocable proxy controls, the voting rights of 2,747,711 shares, or 49.1%, of the common stock eligible to vote on the approval of the proposed amendment to the Articles (excluding shares held by Kimmins Corp. described below). Kimmins Corp., a Florida corporation ("Kimmins"), a major shareholder of the Company, directly or indirectly owns or by irrevocable proxy controls, the voting rights of 1,723,290 shares, or 30.8%, of the common stock eligible to vote on the approval of the proposed amendment to the Articles. Mr. Williams is Chairman and majority shareholder of Kimmins. Collectively, Mr. Williams and Kimmins control 4,471,001 shares, or 79.9%, of the common stock eligible to vote on the proposal. Mr. Williams and Kimmins have advised the Company that they intend to be present at the meeting, and currently intend to vote their shares for the approval of the Reverse Stock Split proposal. Since the number of shares of common stock held or controlled by these two shareholders represent a majority of the votes that may be cast at the Special Meeting, these shareholders will be able to approve the proposed amendment to the Articles, regardless of how the other holders of common stock vote their shares.

                               REVOCATION OF PROXY

     The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have a right to revoke their proxy at any time prior to the exercise thereof, either in person at the Special Meeting, or by filing with the Company's Secretary at the Company's principal executive offices a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Special Meeting.

                          REVERSE STOCK SPLIT PROPOSAL

SUMMARY OF REVERSE STOCK SPLIT PROPOSAL

     On December 10, 2002, the Board discussed the mechanics and anticipated effects of a possible reverse stock split of the Company's common stock (the "Reverse Stock Split"). On December 12, 2002, the Board adopted a resolution, subject to shareholder approval, that the Articles be amended to effect a 1-for-150 reverse stock split of the Company's common stock, such that each 150 shares of existing common stock will be respectively combined into one share of post-reverse stock split common stock. There are no material differences between the respective rights, preferences, or limitations of the existing common stock and the post-reverse stock split common stock. The form of amendment to the Articles to effect this transaction is attached hereto as Appendix A (the "Amendment").

     In order to complete the Reverse Stock Split, a majority of the shareholders entitled to vote and voting at the Special Meeting must approve an amendment to the Articles. By approving this proposal, the shareholders authorize the Board to implement the Reverse Stock Split by filing the Amendment with the Florida Secretary of State's office within ten business days following the proposal's approval at the Special Meeting (hereinafter referred to as the "Effective Date"). The shareholders may not rescind their vote even if the timing of the Amendment may adversely affect any particular shareholder.

     o Our Board of Directors has authorized a 1-for-150 reverse stock split of our common stock and recommends that all shareholders approve the proposal by voting for an amendment to our Articles of Incorporation. See also the information under the caption "Special Factors - Background."

     o A majority of the shares represented at the Special Meeting must vote in favor of the reverse stock split for the proposal to be implemented; however, since the members of the Board have indicated their intention to vote their shares for the approval of such proposal, and such members hold or control a majority of the votes that may be cast at the Special Meeting, approval of the proposed reverse stock split is assured. See also the information under the caption "Required Vote."

     o The reverse stock split will not become effective until the amendment is filed with the Florida Secretary of State's office. The Company will file the amendment within ten business days following the proposal's approval at the Special Meeting. See also the information under the caption "Special Factors - Structure of Reverse Stock Split."

     o Once the reverse stock split becomes effective, you will receive one post-reverse split share of common stock for each 150 shares of the common stock that you may own at that time.

     o For those who hold fewer than 150 shares or those who do not hold shares in an even multiple of 150 shares, you will receive a cash payment of a minimum of $0.70 per share for those shares which would otherwise be converted into a fraction of a share of the post-reverse split stock. See also the information under the caption "Exchange of Stock Certificates and Payment for Financial Shares."

     o The reverse stock split is not expected to affect our current business plan or operations. See also the information under the caption "Conduct of the Company's Business after Reverse Stock Split."

     o Each member of the Board of Directors has indicated that he intends to vote in favor of the reverse stock split. See also the information under the caption "Fairness of Reverse Stock Split Proposal."

     o If the reverse stock split is approved, we will probably be eligible to cease filing periodic reports with the SEC and we intend to cease public registration of our common stock. However, the Board has reserved the right to maintain registration, even after implementing the reverse stock split, if it deems that continued registration is in the best interests of the Company and the shareholders at the time. See also the information under the caption "Purpose and Reasons for the Reverse Stock Split."

     o Our Board of Directors did not engage an investment bank or other financial adviser to render a report or fairness opinion in connection with the Reverse Stock Split. See also the information under the caption "Fairness of Reverse Stock Split Proposal."

     o We expect that the reverse stock split should be treated as a tax-free "recapitalization" for federal income tax purposes. For those holders that receive a cash payment in lieu of fractional shares, you will recognize income for the difference between the amount of cash received and the portion of the aggregate tax basis in your shares of common stock which was not converted. See the information under the caption "Material Federal Income Tax Consequences."

     o There are no appraisal rights for any shareholder who dissents from approval of the reverse stock split under the Company's governance documents. We have also concluded that there are no appraisal rights under Florida General Corporation law. We refer you, however, to Sections 607.1302 and 607.0604 of the Florida Statutes which respectively prescribe the rights of shareholders to dissent and treatment of fractional shares. There may exist other rights or actions under state law for shareholders who are aggrieved by reverse stock splits generally. See also the information under the caption "Appraisal Rights; Escheat Laws."

     The following table presents a summary of the effect of the Reverse Stock Split proposal on the Company's shareholders. Please note that we refer herein to our shareholders whose shares are registered in their own names as "Registered Shareholders."

                      Shareholders as of                                     Net Effect After Reverse
                        Effective Date                                              Stock Split
                        --------------                                              -----------

         Registered Shareholders holding 150 shares             Shares of common stock will be converted into one
         of common stock.                                       whole share of post-reverse stock split common
                                                                stock.

         Registered Shareholders holding more than              Shares of common stock will be respectively
         150 shares of common stock.                            converted into one or more shares of post-reverse
                                                                stock split common  stock on a 1-for-150 basis,
                                                                with  a cash payment for any shares  that would
                                                                otherwise result in fractional shares.

         Registered Shareholders holding fewer than             Shares of common stock will be exchanged for a
         150 shares of common stock.                            cash payment of a minimum of $0.70 per share.

         Shareholders holding common stock in                   Nominees (such as a bank or broker) may have
         street name through a nominee, such as a               required procedures, and the Company shareholder
         bank or broker.                                        holding common stock in street name should
                                                                contact their nominees to determine how the
                                                                Reverse Stock Split will affect them.


     Following the Reverse Stock Split, shareholders will no longer have access to annual and quarterly reports. In addition, the Company's common stock will no longer be quoted on OTC Bulletin Board, and there will be no active trading market for the shares. This means that the common stock will be less liquid.

     In lieu of the issuance of any fractional shares, the Company will pay a minimum of $0.70 per share for those shares of common stock that would otherwise be converted into fractional shares as a result of the Reverse Stock Split. The Board has determined that the fair value of such stock shall be the greater of
(i) the "Minimum Fixed Price" which has been set as $0.70 per share (on a pre-reverse stock split basis) or (ii) the "Current Market Price," which is determined by reference to the prices quoted on the OTC Bulletin Board over a 20 trading day period, as described at "Consideration for Determining Current Market Price." Because the Current Market Price cannot be determined until after the Special Meeting, shareholders will be asked to approve the merger without knowing the final consideration for the fractional shares. However, that consideration will not be less than the $0.70 per share Minimum Fixed Price.

After the Special Meeting, management will issue a press release to announce the final consideration, and will send each shareholder a letter of transmittal with instructions for receiving the consideration. Payment in lieu of issuance of a fractional share will be made promptly after receipt of a properly completed letter of transmittal and stock certificates (see also the information under the caption "Exchange of Stock Certificates and Payment for Fractional Shares" below).

     There will be no service charge payable by shareholders in connection with the exchange of certificates or in connection with the payment of cash in lieu of the issuance of a fractional share.

EXCHANGE OF STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

     Continental Stock and Transfer have been appointed the Company's agent (the "Transfer Agent") to carry out the exchange of certificates for the post-reverse split common stock. Registered shareholders will receive a letter of transmittal after the Reverse Stock Split is completed. These shareholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to the Transfer Agent before they can receive post-reverse split common stock and/or the cash payment for those shares. You should not submit any certificates until requested to do so. The post-reverse split common stock will be assigned a new CUSIP number.

     If the Reverse Stock Split is effected, each Registered Shareholder who holds fewer than 150 common shares immediately prior to the effectiveness of the Reverse Stock Split will cease to have any rights with respect to such common shares and will have only the right to receive the cash payment in lieu of the fractional share to which such shareholder of record would otherwise be entitled. No service charges will be payable by shareholders in connection with the exchange of certificates or the issuance of post-reverse split stock or cash payments, all the expenses of which will be borne by the Company. Promptly following the Effective Date, you will be furnished the necessary materials and instructions to effect such exchange (and to receive the cash payment, if applicable). These materials will include an explanation of the consideration to be received by shareholders for their factional shares. The Company anticipates that you will receive the exchange materials within approximately one week after the Effective Date. Certificates representing shares of common stock subsequently presented for transfer to a third party will not be transferred on the books and records of the Company until the certificates representing the shares have been exchanged for the cash payment or certificates representing shares of post-split common stock (as applicable). The Company anticipates that the Transfer Agent will exchange the shares and remit the cash within one week after receipt of the completed documents from you. No interest will be paid on the cash payments pending receipt of the cash payments by shareholders.

COMPANY STOCK OPTIONS AND WARRANTS

     At the Effective Date, each option outstanding of common stock shall be adjusted to reflect the right to receive one or more shares of common stock on a 1-for-150 basis. There are no outstanding warrants.

                                 SPECIAL FACTORS

BACKGROUND

     The Company has approximately 811 Registered Shareholders holding common stock. Approximately 583 of these shareholders hold 150 shares or less of the common stock (the "Small Shareholders"). In the aggregate, the Small Shareholders own approximately 25,000 shares, or less than 0.42% of the common stock. In early 2002, the Company recognized that the cost of management and communication to the Small Shareholders on an annual basis exceeded the value of the securities they held. For instance, the cost of printing and mailing a proxy statement and annual report to these shareholders each year is approximately $19,000 compared to a total value of these shares of less than $6,000 (based on the closing price of $0.21 on July 31, 2003).

     The Company's common stock was delisted from the NASDAQ SmallCap Market in September 2002. Since that time, the price of the stock as quoted on the OTC Bulletin Board has shown a significant decline, and the stock has low trading volumes.

     The Board initially discussed a possible Reverse Stock Split on September 13, 2002. The Board also met in October and November 2002 to continue discussion of a Reverse Stock Split. The Board met in December 2002 and approved a Reverse Stock Split with a Minimum Fixed Price of $0.60. After the filing with the SEC of a preliminary proxy statement in December 2002, the implementation of the Reverse Stock Split was delayed while the Company completed its year-end closing and SEC filings for 2002. Management of the Company distributed updated information on the Company to the directors in July 2003. The updated information consisted of the Supplement described below and the Company's recent SEC filings. The Board met via teleconference on July 25, 2003 to discuss the updated information. All directors were in attendance, and Joseph Williams also attended to respond to questions. The updated information indicated that the Company's financial performance had shown some improvement. Management re-performed its calculations under the various methods of valuation using the updated financial information, and the net book value, discounted book value, and comparative company value all increased from the prior calculations, as detailed under "Consideration for Determining Minimum Fixed Price". After evaluating updated financial results and analysis by management, as detailed below, the Board decided to increase the Minimum Fixed Price to $0.70.


     The determination of the revised Minimum Fixed Price was made based on management's recommendations contained in the Supplement, after discussion with the Board. Although management did not make a determination as to fairness, the Board used management's analysis in determining that the Minimum Fixed Price was fair. A more detailed summary of the Board's determination in this regard is included at "Consideration for Determining Minimum Fixed Price" below.

     The Board met again via telephone on October 7, 2003 with all directors and Joseph Williams in attendance, to discuss the SEC's comments on the proxy statement, and reviewed the revised preliminary proxy statement as subsequently filed on October 8, 2003. The Board agreed on the language in the proxy statement and decided to proceed with the Reverse Stock Split with Minimum Fixed Price of $0.70.

     The Board met again via telephone on November 12, 2003 and discussed the additional comments from the SEC. The Board revisited the issue of having a separate vote of unaffiliated shareholders and decided against such a vote due to the additional time and cost involved, as discussed in more detail at "Fairness of Reverse Stock Split Proposal."

PURPOSE AND REASONS FOR THE REVERSE STOCK SPLIT

     The low trading prices and the low trading volumes in the common stock following its delisting from NASDAQ, and also resulting from generally poor financial performance of the Company as well as other companies in its industry, led the Board to consider the continued desirability of remaining a publicly traded company.

     The purpose of the Reverse Stock Split proposal is to reduce the number of Small Shareholders and permit the Company to cease registration of the common stock under the Securities Exchange Act of 1934 (the "1934 Act"). The Board recommends that the Company shareholders approve the Reverse Stock Split proposal to achieve this purpose for the reasons set forth below.

     For the Small Shareholders, typical transaction costs for public sale of common stock significantly reduce the liquidity of the shares, since in most cases these transaction costs represent a large percentage of the value of their holdings (at current stock pricing trends). The Reverse Stock Split proposal will allow such shareholders to liquidate their holdings at a fair value without these transaction costs.

     For shareholders of the Company other than the Small Shareholders, reducing such a large number of Small Shareholders (over 70% of the existing registered shareholders) will result in savings to the Company by reducing the administrative costs of providing annual reports, proxy information and other shareholder services. In addition, since it is important in certain corporate transactions to be able to quickly communicate with its company shareholders, reducing such a large number of Company shareholders that cannot be easily contacted reduces delays in implementing corporation strategies.

     As mentioned above, the Reverse Stock Split will position the Company for terminating registration of its common stock under the 1934 Act. As a registered company, the Company is subject to the periodic reporting and proxy solicitation requirements of the Securities and Exchange Commission (the "SEC"). There is a significant likelihood that the purchase of the fractional shares following the Reverse Stock Split will reduce the number of Registered Shareholders of common stock to fewer than 300. We estimate that the number of Registered Shareholders of common stock would be reduced to 228 following the completion of the Reverse Stock Split. If this occurs, the Company will be in a position to elect to cease registration of its common stock under the 1934 Act. The Company calculated the 1-to-150 ratio to reduce the number of shareholders below 300.

     As part of its 1934 Act registration, the Company incurs direct and indirect costs associated with compliance with the filing and reporting requirements imposed on public companies. Examples of direct costs savings from terminating registration of the common stock include lower printing and mailing costs, less complicated disclosure due to the Company's private status; reduction in direct miscellaneous clerical and other expenses (e.g., the word processing, EDGARizing, telephone and fax charges associated with SEC filings) and elimination of the charges of brokers and transfer agents in forwarding materials to beneficial holders.

     The Company also incurs substantial indirect costs due to the 1934 Act registration as a result of the executive time expended to prepare and review such filings. In addition, compliance with the new requirements of the Sarbanes-Oxley Act of 2002 increases these costs and makes it difficult for the Company to recruit senior executives for the Company because it requires time and increases risk to the executive. Ceasing registration of the common stock will reduce or eliminate these costs, as well as lower the risk of liability that typically attends public (as distinguished from private) company status.

     Based on its experience in prior years, the Company's direct costs, which include the fees and expenses of independent auditors, SEC legal counsel, directors' and officers' liability insurance coverage, printing, mailing, and SEC filing fees, were initially estimated at approximately $150,000 annually. However, the Company recently became aware that there will be a substantial increase in audit fees and liability insurance, and management believes that the cost savings may exceed $250,000 per year after these increases take effect. These amounts, however, are just estimates, and the actual savings to be realized may be higher or lower than such estimates. It is expected that the majority of the estimated savings will be not be realized until the fiscal year ending December 31, 2004.

     Another aspect of public registration is the disclosure of proprietary information, such as material contracts, acquisitions, growth strategies, and financial information regarding overall operations. Ceasing registration of the common stock will increase the confidentiality of such proprietary information, which the Company believes can be analyzed by its competitors to place the Company at a competitive disadvantage.

     There are many advantages to being a publicly traded company, including stock value, stock liquidity, and use of company stock to raise capital or make acquisitions. In the opinion of the Board, however, the pricing trends and trading volume of the common stock have not allowed the Company to effectively take advantage of these benefits, at least to the extent of justifying the continuing direct and indirect costs of public registration. In particular, because of the low trading volumes in the stock, the Company is not able to effectively market the stock to raise capital. The volume is typically less than 1,000 shares per day and frequently there are several consecutive trading days with no trades. The Company is not aware of any analysts who actively cover the Company, and there is no institutional investor interest in the stock. The Board does not believe that there will be a significant change in this equation in the near term.

     Another factor that has impaired the Company's ability to effectively take advantage of the benefits of public registration is the September 13, 2002 delisting of the Company's common stock from trading on the NASDAQ SmallCap Market. Although the common stock continues to be traded in the OTC Bulletin Board, management believes that the delisting has had detrimental effects on the trading volume and pricing of the common stock, which contributes to the failure to realize some of the benefits of the Company's continued registration of the common stock under the 1934 Act.

     Shareholders should note that the decision by the Board to terminate 1934 Act registration does not require shareholder approval and will not be voted on at the Special Meeting. Further, there is no assurance that the number of such shareholders will be fewer than 300 following the Effective Date. If the number of shareholders remains at 300 or above after the Reverse Stock Split, the Company will not be able to terminate its registration under the 1934 Act. While the Company intends to cease public registration of its common stock following the Reverse Stock Split, the Board may choose not to implement this strategy if the Board determines that it is not then in the best interests of the Company and its shareholders given the then existing market conditions. The Board will make this determination only if the trading price and volume of the common stock shown an unexpected increase, or if it appears that the Company will be unable to terminate its 1934 Act registration despite the Reverse Stock Split. If the Company does not terminate its 1934 Act registration, the expected benefits of the Reverse Stock Split may not be achieved.

FAIRNESS OF REVERSE STOCK SPLIT PROPOSAL

     The Board believes that the Reverse Stock Split proposal is fair to and in the best interests of the Company and its shareholders, including unaffiliated shareholders, those shareholders who will receive the cash payment and those shareholders who will receive shares of post-reverse split common stock. The Board also believes that the process by which the Reverse Stock Split is to be approved is fair. Francis M. Williams, individually, believes that the Reverse Stock Split is fair to the shareholders of the Company, including unaffiliated shareholders, those shareholders who will receive the cash payment and those shareholders who will receive shares of post-reverse split common stock, and considered the same factors as the Board considered in reaching that conclusion. All references to considerations and conclusions by the Board as to fairness and to factors considered by the Board apply as well to Francis M. Williams. The Board unanimously approved the Reverse Stock Split proposal and recommends that the shareholders vote for its approval and adoption. Francis Williams also, individually, recommends that shareholders vote in favor of the Reverse Stock Split proposal. Each member of the Board and each member of management who owns shares of common stock have indicated that they intend to vote in favor of the Reverse Stock Split proposal, including the Board members who are not employees of the Company.

     In anticipation of the Board's consideration of the Reverse Stock Split in November 2002, the Board had a report provided by management of the Company (the "Management Report"), to analyze the factors affecting the value of the common stock. In August 2003, management provided the Board with a supplement to the Management Report (the "Supplement") to update the analysis. The Board's analysis of the value is based upon the data provided in the Management Report and the Supplement. The Management Report and the Supplement were prepared by Joseph M. Williams, Secretary and Treasurer, and Carol Black, Chief Financial Officer. Joseph Williams is also the nephew of Francis Williams, the Chairman of the Board, Chief Executive Officer and controlling shareholder of the Company. The Board is responsible for determining the fairness of the Reverse Stock Split to the shareholders. In accordance with Section 607.0830 of the Florida Statues, the directors have relied in good faith upon the information and analysis contained in the Management Report and the Supplement to assist them in making that determination. The Board also reviewed the historical financial information of the Company. Copies of the Management Report and the Supplement will be available at the meeting. The Board and Mr. Williams relied on the Management Report and the Supplement in making their determinations that the transaction was fair.

     The Management Report included copies of:

     o    the  Company's  Form 10-K for the year ended  December 31, 2001,

     o    the Company's Form 10-Q for the quarter ended September 30, 2002,

     o    historical price data for the Company's common stock,

     o estimates of number of shares to be cashed out and the resulting number of shareholders assuming a 1-for-150 reverse stock split,

     o    summary   financial  data  for  seven  property  and  casualty  surety companies which management considered comparable to the Company in terms of lines of business,

     o    financial  analyses of:

          >>  market  price,

          >> book value,

          >> discounted book value,

          >> comparable company value.

The Supplement included copies of:

     o    Updates to the analyses of:

          >>   market price,

          >>   book value,

          >>   discounted book value,

          >>   comparable company value,

     o    Updated comparable company data.

     The analysis in the Management Report and the Supplement formed the basis for the discussion below regarding the fairness of the transaction. In addition, management had previously made available to the Board the current SEC filings and reports.

     In reviewing the historical financial information of the Company, the Board noted that the Company's financial performance has deteriorated significantly over the past several quarters. In particular, from September 30, 2001 to June 30, 2003, the Company's shareholders equity declined from $8,296,737 to $6,369,721, and the Company has incurred net losses totaling $1,927,016 during that time. In addition, the Company's losses and loss adjustment expenses increased from $3.4 million to $8.5 million for the years ended December 31, 2000 to 2002, respectively, and for those year ends the reserve for losses increased from $5.2 million to $8.9 million and the derivative liability increased from $0 to $4.3 million. See "Selected Financial Data." The Board concluded that the Company's financial performance would make it difficult to market the Company as a business unit.

     Management recommended the 1-for-150 ratio based on calculations to reduce the number of shareholders to less than 300. The Board decided to use this ratio based on management's recommendation. The Board did not consider any alternative ratios.

     The Board considered a number of factors in determining the fairness of the Reverse Stock Split prior to approval of the proposed transaction. These factors are discussed below in this section and under "--Consideration for Determining Minimum Fixed Price." The Board recognized the existing liquidity concerns of the Small Shareholders. It recognized that reducing the number of Small
Shareholders would decrease (but not necessarily eliminate) the problems associated with not being able to readily communicate with a large portion of its shareholders. See "Potential Detriments of Reverse Stock Split Proposal to Shareholders; Accretion in Ownership and Control of Certain Shareholders."

     It also recognized that the Reverse Stock Split will likely enable the Company to cease public registration of the common stock, so in making its determination of the fairness of the Reverse Stock Split proposal, the Board also factored in the added administrative costs and resources involved in providing annual reports, proxy information, and other shareholder services to such a large proportion of shareholders holding fewer than 150 shares. Although public registration has some benefits, in the Company's situation the costs and burdens associated with the public registration harm the shareholders who would not be cashed out in the Reverse Stock Split, and the elimination of those costs will benefit those shareholders. However, even if termination of 1934 Act registration is not implemented, the Board still concluded that the elimination of the Small Shareholders is in the best interests of the Company and its shareholders, when taken as a whole. The Board noted that the unaffiliated holders of 150 or more shares will not benefit from the proceeds of the cash out of the Small Shareholders' shares. In addition, these shareholders will bear the burden of the lack of access to Company information, unlike affiliated shareholders who will continue to have access to this information. However, these remaining shareholders will benefit from the cost savings and reduced burdens on the Company associated with the Reverse Stock Split, as discussed above at "Purpose and Reasons for the Reverse Stock Split". Based on these benefits, as well as the fairness of the consideration to be paid to the Small Shareholders, the Board concluded that the Reverse Stock Split is fair to the unaffiliated shareholders with 150 or more shares.

     The Board did not retain either an investment bank or other financial adviser to render a report or opinion with respect to the fairness of the Reverse Stock Split proposal to the Company or its shareholders. Management estimated that the cost of such report or opinion would exceed $80,000. The Board determined that this expense was unwarranted since it concluded that the Board itself could adequately establish the fairness of the Reverse Stock Split proposal, without such report or opinion, by addressing the factors and considerations described in this section. However, there is a risk that in the absence of an opinion from an independent party, the Board may have over or underestimated the value to be paid to Small Shareholders in the Reverse Stock Split. If this value is over estimated, the Company may pay too much to the Small Shareholders, to the detriment of the Company and the remaining shareholders. The maximum amount the Company would over pay, assuming the Minimum Fixed Price, overstates the value by 100% of the Minimum Fixed Price, would be approximately $50,000. If the Minimum Fixed Price understates the value, the Small Shareholders would not receive the full value for their shares.


     The Board  concluded that the Reverse Stock Split is  procedurally  fair to non-affiliated  shareholders  for  the  following  reasons.  The  Board  did not establish an unaffiliated representative to represent the unaffiliated shareholders of the Company in determining the terms of the Reverse Stock Split proposal because the Board concluded that there was sufficient representation in the decision making at the Board level to protect the interests of unaffiliated shareholders. This decision was based on the fact that two of the three Board members are not controlled by, or under common control with, the Company, and these Board members are not employees of the Company. In addition, no independent committee of the Board has reviewed the fairness of the Reverse Stock Split proposal because the Board concluded that such unaffiliated Board members could adequately convey their opinions and concerns to the entire Board without the need for the establishment of such a committee. The Board recognized that there was an inherent conflict of interest in Mr. Williams' position as a director, on the one hand, and a major shareholder, on the other hand. The other, independent directors did not act formally as an independent committee, but did unanimously approve the transaction with Mr. Williams abstaining. None of the Board members are Small Shareholders, although Francis Williams does have some family members who are Small Shareholders and who will have their shares cashed out. The independent directors will continue to have access to Company information after the Reverse Stock Split, unlike the unaffiliated shareholders, who will no longer have access to information after the Company terminates its SEC reporting. However, the Board concluded that it was more important to have independent directors to represent the interests of all shareholders as opposed to having Small Shareholders on the Board. In addition, it would be impractical and time consuming to restructure the Board to add Small Shareholder representatives. Since each Small Shareholder has very little at stake, the Board considered the possibility that it may be difficult to identify a Small Shareholder who is willing to undertake this task given the time involved and potential liability.


     The  Board   determined   that  the  Reverse   Stock  Split   proposal  was
substantively   fair  to  all  unaffiliated   shareholders.   In  reaching  this
determination, the Board considered the following supporting factors:

          The Small Shareholders will be allowed to liquidate their holdings in a cost-effective manner, a task that they could not otherwise accomplish since all of the Small Shareholders own less than 150 shares of common stock (one Small Shareholder owns one share), with a total estimated market value for each ten shares of less than $3.00 (based on $0.30 price per share - the highest closing price for common stock during the third calendar quarter of 2002). On November 14, 2002, management conducted a summary review of the current pricing of transaction fees, and found that the lowest transaction fee for a stock trade was approximately $11.65 per trade. (The sole purpose of identifying estimated transaction fees was to provide a context for establishing the approximate low-end cost of selling small stock holdings of common stock in the public market relative to the estimated value of such holdings; its purpose was not to identify the absolute lowest cost or the best value with regard to brokerage services.)

          The Reverse Stock Split will not change the rights, preferences or limitations of unaffiliated shareholders, with the exception of the Small Shareholders.

          No shareholder, whether affiliated or unaffiliated (other than the Small Shareholders), will have a material decrease in their percentage of ownership interest of the Company following the Reverse Stock Split, and any decrease that will occur will apply equally to affiliated and unaffiliated shareholders. Any shareholder whose holdings are not in even multiples of 150 shares will experience a slight relative decrease in their percentage of interest after the split, but the maximum number of shares that could be affected would be 149. As an example, the percentage ownership interest of a shareholder with 3,149 shares would experience a relative decrease of 0.0025% of his or her interest following the Reverse Stock Split due to the cancellation of the 149 odd-lot shares in return for a cash payment. We have qualified the foregoing statements as "relative decreases" because the percentage of ownership of the remaining shareholders following the split, affiliated and unaffiliated, will be slightly increased to the extent of the cancellation of the Small Shareholders' holdings and any other odd-lot holdings that are not in an even multiple of 150 shares.

          Small Shareholders may retain their ownership in the Company by increasing their number of shares to 150. The highest closing price for common stock during the third quarter 2002 on the OTC Bulletin Board was $0.30 per share and the lowest closing price during such period was $0.14 per share. Consequently, using the foregoing pricing, a Small Shareholder could remain a shareholder of the Company for a maximum cost estimated at or between $21.00 and $45.00, plus transaction fees.

          Only the Small Shareholders will cease to be shareholders of the Company following the split, and they are the only shareholders who will lose a significant percentage of their existing ownership interest in the Company. As generally described in the information contained herein in the sections captioned "Background" and "Purpose and Reason for the Reverse Stock Split," locating and communicating with the Small Shareholders is no longer economically feasible. The Board concluded that conditioning the approval of the Reverse Stock Split transaction on the affirmative by majority vote of the unaffiliated shareholders might not reflect the collective judgment of the Small Shareholders because in the Board's opinion it would be unlikely that a large number of such shareholders would vote (in person or by proxy) due to the inconsequential financial impact on the shares they hold. The Board therefore concluded that the interests of the unaffiliated shareholders who were directly impacted by the split would not be represented because they would not likely be aware of the importance of the vote and, even if they were aware, their interests would represent a minority of the unaffiliated shareholders. Since, unlike the Board, the unaffiliated shareholders have no fiduciary duty to fellow shareholders, the Board decided that it should not grant the veto on the Reverse Stock Split to the unaffiliated shareholders. Even if the Small Shareholders could be effectively communicated with, so as to allow such shareholders to convey the interests of the majority of this group, the holdings of the Small Shareholders represent less than 0.42% of the ownership interests of the Company. Since the Board has a fiduciary duty to the Company and its shareholders, it determined that an abrogation of the responsibility for the decision to move forward on the Reverse Stock Split transaction to a group holding such a small interest in the Company would also not be in the best interest of the Company and its shareholders.

          The Board also considered that a large number of unaffiliated shareholders holding more than 150 shares would likely not vote on this or any proposal given the low values and trading volume in the common stock. Over the past several years, none of these shareholders has attended meetings and many of them do not vote their shares. The Board also noted that there is no permissible procedure under the Bylaws to allow a vote by only the shareholders holding more than 150 shares. Allowing a vote by only unaffiliated shareholders would probably require the use of proxy solicitation firms at additional cost and delay to the Company and may result in a lack of quorum for the meeting. If the Board allowed a vote of only those unaffiliated shareholders who vote, this likely would mean that the decision would be determined by small numbers of unaffiliated shareholders who hold larger blocks and who would not necessarily be concerned about the fairness to the Small Shareholders. The Board concluded that this burden would not be a cost-effective use of Company resources, and concluded that the Company's need to move forward with the transaction was urgent given the significant cost savings to the Company given its size and recent financial performance. The Board also concluded that, despite Francis Williams' ability to control the outcome of the vote and the absence of a separate vote by the unaffiliated shareholders, the Reverse Stock Split was procedurally fair to those shareholders because of the review by the transaction by the independent directors. The Board concluded that the Reverse Stock Split was substantively fair to the unaffiliated shareholders holding more than 150 shares because those shareholders will benefit from the cost savings to the Company and because the price paid to Small Shareholders will be appropriate based on the analysis provided below under "Consideration for Determining Minimum Fixed Price."

          The Board ascertained to its satisfaction that this transaction was not the typical Rule 13e-3 "going private" transaction, which involves the involuntary or threat of involuntary purchase of all of the ownership interests of the unaffiliated shareholders. In the Reverse Stock Split transaction the unaffiliated shareholders, other than the Small Shareholders, will retain their percentage ownership in the Company in all material respects. The ownership interests of the Small Shareholders will be terminated as a result of the Reverse Stock Split (unless they purchase additional shares as described above), but the Board concluded that the completion of the split would be an overall benefit to the Small Shareholders because of the illiquidity issues discussed above.

     As part of its considerations, the Board considered the following negative consequences:

     o potential liquidity concerns of the unaffiliated minority shareholders after the Reverse Stock Split should the Company, as expected, cease public registration of the common stock;

     o possible negative impact on the stock price caused by the announcement of the Reverse Stock Split;

     o decreased access to Company information by shareholders, especially given that the Company will no longer be required to file periodic reports under the 1934 Act.

     Excluding the holdings of the officers and other "affiliates" of the Company (as defined in Rule 144 under the Securities Act of 1933), almost all of the outstanding shares of common stock are available for resale without registration. While this issue relates to the ceasing of public registration, rather than the Reverse Stock Split, the Board acknowledged that the split facilitates this action and therefore the Board identified it as a contradicting factor. The Board weighed these contradicting factors against what it had determined were the overall benefits to the shareholders and the Company for this Reverse Stock Split and concluded that they were insufficient to outweigh such benefits in light of the considerations and conclusions stated in this section.

     The Board believes that it determined in good faith that the cash payment to be paid for stock in lieu of issuance of fractional shares constitutes a fair value. Section 607.0604(5) of the Florida Statutes states that, "When a corporation is to pay in money the value of fractions of a share, the good faith judgment of the board of directors as to the fair value shall be conclusive." The Board believes that its review of the Management Report and the Supplement, including the analysis described below under "Consideration for Determining the Minimum Fixed Price," satisfies this statutory provision because the review demonstrated that the Board used due care and the decision was made by independent directors who acted in good faith.

     The Board adopted the higher of the Minimum Fixed Price or Current Market Price methodology (both as described below) as the most appropriate measure of cash payment in lieu of issuance of fractional shares. Francis M. Williams reviewed the Management Report and the Supplement and the conclusions of the Board, and agreed with and adopted those conclusions in determining that the Reverse Stock Split is procedurally and substantively fair to the shareholders.

POTENTIAL DETRIMENTS OF REVERSE STOCK SPLIT PROPOSAL TO SHAREHOLDERS; ACCRETION IN OWNERSHIP AND CONTROL OF CERTAIN SHAREHOLDERS

     The  potential   detriments  to  shareholders  who  remain  as  holders  of post-reverse split common stock after effecting the Reverse Stock Split and termination of registration under the 1934 Act include decreased liquidity and decreased access to information about the Company. Upon termination of registration of the common stock, the Company will no longer be subject to the periodic reporting requirements and the proxy rules of the 1934 Act. This means that unaffiliated shareholders who are not cashed out in the Reverse Stock Split will lose the benefits of the greater financial transparency associated with SEC reporting companies. Only shareholders who are officers and directors of the Company will have regular access to information about the Company. These shareholders will own approximately 88.1% of the outstanding shares after the

Reverse Stock Split. Unaffiliated shareholders will hold approximately 11.9% of the outstanding shares after the Reverse Stock Split. The Company's major subsidiary, Cumberland Casualty & Surety Company ("Cumberland Casualty") will continue to file publicly available financial statements with the Florida Department of Insurance. Under Sections 607.1601 and 607.1602 of the Florida Statutes, the Company must continue to maintain accurate accounting records and make these records available for inspection by shareholders, although such an inspection would require the shareholder to visit the offices of the Company. Since there will no longer be a public market for the purchase and sale of the stock, the liquidity and market value of the shares of common stock will be adversely affected.

     The Small Shareholders will have their shares cashed out and will no longer have an ownership interest in the Company. The Small Shareholders will not have the opportunity to benefit from the reduced costs resulting from the termination of the 1934 Act registration. If the Company otherwise improves, they also will not benefit.

     The Company will incur approximately $118,000 in costs as a result of the Reverse Stock Split. In addition, the Company will no longer have its stock posted on the OTC Bulletin Board and thus will lose the potential opportunity to offer and sell its stock in that market.

     If the Reverse Stock Split proposal is effected, the Company believes that 228 Registered Shareholders of common stock will remain (based on the Company's current shareholder records). In addition, individuals who are members of the Board and executive officers of the Company now owning approximately 86.8% of the common stock will own approximately 88.1% of the common stock after the Reverse Stock Split (the proportionate holdings of the common stock will not be affected). Control of the Company by Francis M. Williams as generally described in the information contained herein in the section captioned "Security Ownership of Certain Beneficial Owners and Management" will not be materially affected by the Reverse Stock Split. As a result of the Reverse Stock Split, Mr. Williams' beneficial ownership will increase from 79.9% to 81.1% of the outstanding common stock.

CONSIDERATION FOR DETERMINING CURRENT MARKET PRICE

     The Board considered current market price as a stand-alone factor and decided to use the greater of (i) the average of the closing market price for the 20-day period immediately ending on the date of the filing of the initial preliminary Schedule 14a Proxy Statement, on December 23, 2002, which is $0.14, or (ii) the 20-day period ending the day before the meeting date for the final vote on the definitive proxy matter (Current Market Price). This analysis and discussion ensued and was treated separately from fixed price. The Board felt that in the event the market determines that a Reverse Stock Split and the intent of the Company to cease registration of the common stock under the 1934 Securities Act results in a higher trading value for the stock of the Company, it was appropriate that the fractional shareholders be paid that increased value. If the Current Market Price were calculated based on the 20-day period ending September 30, 2003 it would be $0.20. This amount is considerably lower than the fixed price. In addition, if for any reason the stock on the 20-day period prior to the filing of the preliminary proxy should increase in value above the fixed number, and at a later date decrease as a result of this proxy statement, the Board felt that the higher number should be fair and appropriate to pay the Small Shareholders. Because the Current Market Price cannot be determined until after the special meeting, shareholders will be asked to approve the merger without knowing the final consideration for the fractional shares. However, that consideration will not be less than the $0.70 per share Minimum Fixed Price.

     The Board further considered the possible effect on stock pricing caused by the disclosure of the Company's intention to terminate public registration of the common stock. Consequently, the Board adopted the 20-day period immediately prior to the initial preliminary filing of this Proxy Statement because this would reflect market valuation prior to the disclosure. The Board also concluded that the Current Market Price should not be less than the market value immediately prior to the meeting date since this date constitutes the date of approval of the purchase of the stock and hence the purchase price should at least reflect the market valuation as close to this time as practical given the stock volatility issues described in the foregoing paragraph. Because of the uncertainty inherent in any valuation, the Board also concluded that the Current Market Price should constitute the greater value of the two established periods to ensure maximum fairness to the Small Shareholders, since their ownership interest in the Company would be terminated (absent any action on their behalf to remain shareholders by purchasing additional shares). Therefore, the Board determined that the Current Market Price should be determined by the greater of
(i) the average closing price of common stock for the 20 trading days immediately preceding the initial preliminary filing of this Proxy Statement, and (ii) the average of bid and asked prices of common stock for the 20 trading days immediately preceding the meeting date.


     In considering the structure of the Reverse Stock Split, management reviewed the structure used by another small public company based in Florida, Lucor, Inc. The Lucor transaction was selected for comparison by management after looking for small public companies based in Florida who had completed a "going private" transaction. The Lucor transaction was of interest because it used a reverse stock split structure similar to the one considered by the Company and Lucor was a Florida corporation. Management did not do search of comparable transactions for valuation purposes. This transaction was reviewed to consider the structure and methodology for implementing a reverse stock split. For this reason, no non-Florida companies were reviewed.

     After establishing the Current Market Price of the common stock as a stand-alone method of calculating the cash payment, the Board focused on identifying the appropriate data or time period to apply this method. After reviewing the method used in the Lucor transaction, management informed the Board that although five to ten trading days is sometimes used to minimize temporary fluctuations in pricing which do not reflect the true market valuation of the stock, a longer period may be appropriate in the case of the Company. The Board noted that the historic volatility of the common stock, due to its low trading volume, dictated that a longer period should be adopted to minimize these effects and chose 20 days as a fairer measure.


CONSIDERATION FOR DETERMINING MINIMUM FIXED PRICE

     In order to determine the Minimum Fixed Price, the Board considered several methods of valuation (based upon the data and analysis contained in the
Management Report and the Supplement) to the price of the fractioned shareholders and concluded that the $0.70 as a minimum price (Minimum Fixed Price) was fair to the Small Shareholders. The following is a discussion of the analysis the Board reviewed to determine the valuation of the amount to be paid for the fractional shares.

     In determining the Minimum Fixed Price, the Board considered the following methods of valuation. They then used an average of those values to determine what the Minimum Fixed Price should be. The Board considered weighing the various factors based on what it believed was important and should be considered more heavily. After a discussion among the members of the Board, and the broad spectrum each of the values created, the Board determined that the fairest value would be a simple average without attempting to weight any individual item greater than any other.

     Historical market prices - For purposes of assessing an average market price over an extended period of time, management reviewed the stock price over the 12 months prior to the announcement of the Reverse Stock Split. The stock had been declining steadily to a level of $0.13 on November 6, 2002. Management believes this decline occurred primarily because the Company has failed to perform over the past two years and has incurred losses of approximately $1.9 million. This coupled with our de-listing from the NASDAQ SmallCap Market and ultimate listing on the OTC Bulletin Board, has caused the stock price to decline steadily. In the assessment of the historical market price, management believes that these closing prices must be weighted in reverse order so that the most current price is weighted the highest and the oldest price was weighted the least. The closing prices from each period were weighted and averaged on that basis. In determining the historical market price, the Board looked at the average closing price for the previous 12 months on a monthly basis, that being the last day of each trading month. Management used 12 months of stock price history and weighted each month such that the most recent month had a weighting of 12, the next most recent month had a weighting of 11, and so on through the 12 months. Management used this weighting because it believed that the more recent price data was more relevant to the current financial condition of the Company, and that each month going backward in time was incrementally less relevant than the more recent month. This weighting mathematically captured this concept of relevance. The data in the original Management Report yielded an average on a weighted basis of $0.41, as follows:

          MONTH                     PRICE        WEIGHT      WEIGHTED PRICE
          -----                     -----        ------      --------------

     November          2001         $0.86           1             0.86
     December          2001         $0.92           2             1.84
     January           2002         $0.95           3             2.85

     February          2002         $0.95           4             3.80
     March             2002         $0.84           5             4.20
     April             2002         $0.65           6             3.90
     May               2002         $0.49           7             3.43
     June              2002         $0.43           8             3.44
     July              2002         $0.22           9             1.98
     August            2002         $0.15          10             1.50
     September         2002         $0.21          11             2.31
     October           2002         $0.13          12             1.56

     Totals for Average                            78            31.67

     Weighted Average               $0.41

     The updated data for the Supplement indicated a weighted average of $0.19, as follows:

          MONTH                     PRICE        WEIGHT      WEIGHTED PRICE
          -----                     -----        ------      --------------

     April             2002          0.65           1             0.65
     May               2002          0.49           2             0.98
     June              2002          0.43           3             1.29
     July              2002          0.22           4             0.88
     August            2002          0.15           5             0.75
     September         2002          0.21           6             1.26
     October           2002          0.13           7             0.91
     November          2002          0.15           8             1.20
     December          2002          0.08           9             0.72
     January           2003          0.18          10             1.80
     February          2003          0.20          11             2.20
     March             2003          0.20          12             2.40
                                     ----

     Totals for Average              3.09          78            15.04
                                     ====

     Months                           12

     AVERAGE MARKET PRICE FOR
     LAST 12 MONTHS                 $0.26
                                    =====

     WEIGHTED AVERAGE               $0.19
                                    =====


     The Board adopted management's analysis on historical prices and considered this factor important because it believes market prices are an objective measure of value. This factor in isolation would indicate that the price paid should be lower than the Minimum Fixed Price. However, the Board concluded that this measure cannot be viewed in isolation and must be considered with the other factors. As part of the combined analysis of the Minimum Fixed Price, the Board concluded that this factor supports the fairness of the Minimum Fixed Price.


     Net book value - As of September 30, 2002, the Company had a net book value of $5,546,823. As of the same date, there were 5,596,744 shares of outstanding common stock. The net book value per share as a result of these numbers at September 30, 2002 was $0.99 per share. As of March 31, 2003, the Company had a net book value of $6,319,967. The net book value per share as of that date was $1.13.


     The Board adopted management's analysis of this factor. This factor in isolation would indicate a higher Minimum Fixed Price; however, the Board considered that it would be difficult to sell the net assets at full book value in the foreseeable future, because many of the assets are based on a going concern, accrual basis and are not readily saleable, and the assets are subject to substantial insurance regulatory reserves which are based on actuarial estimates and would have to be settled prior to any sale. Therefore, the Board concluded that it was appropriate to merely include this factor with the others in the overall determination of a fair price but not to consider book value as the determinative factor. As part of the combined analysis of the Minimum Fixed Price, the Board concluded that this factor supports the fairness of the Minimum Fixed Price.

     Discounted book value - In order to ascertain what a cash book value was as of the date of this transaction, management developed a discounted book value. This would be the book value in the event of the sale of the assets after discounting those assets that have a limited value as a result of the period of time it would take to convert those assets into assets utilizable by the business. Cumberland has four assets on its balance sheet that would basically not be utilized by the business in a sale, and management discounted these assets. The Management Report analyzed the assets as of September 30, 2002. The deferred tax asset of approximately $640,872 will be realized over the next two years and, as a result, management established a discount factor of 12%, resulting in a discounted value of approximately $483,000. Management believes that 12% represents a low estimate of the rate of return demanded by most investors in small cap stocks. The Company has intangible assets and goodwill of approximately $444,000. These intangibles and goodwill, in the event of a sale of the Company's assets, would carry no value. The Company currently has an investment in an agency that is not consistent with its line of business. Although the investment has a book value of $640,000, in the event of a sale management believes this asset would be discounted over the five years it would take to recover the investment value. As a result, this discount reduces that asset from $641,000 to $338,209. The Company has approximately $355,000 in fixed and other assets that consist primarily of computer hardware and software. These assets have little or no value in the event of an asset sale. After adjusting the discounted book value for the discounts, the discounted book value was $4,291,330 for a per share value of $.77 as of September 30, 2002. In the Supplement, the analysis was updated through March 31, 2003. The discounted value of the deferred tax asset had declined to $376,355 and the discounted value of the investment in the agency had increased to $690,284. The resulting discounted book value per share as of March 31, 2003 was $.93. This value is higher than the Minimum Fixed Price.

     The Board adopted management's analysis of this factor. The Board concluded that, although discounting the asset values probably yields a more accurate approach than straight book value, the issue of saleability of the assets continues to mitigate against viewing this factor as determinative. In addition, there is uncertainty involving the valuation of the reserves for insurance and derivative losses. The Board decided to use this factor as one of the several factors to consider in the overall conclusion of fair value. As part of the combined analysis of the Minimum Fixed Price, the Board concluded that this factor supports the fairness of the Minimum Fixed Price.


     Comparative Company Value - The Board reviewed management's assessment of publicly traded insurance companies, included in the Management Report. The Company reviewed 105 companies that were listed as insurance industry, property and casualty insurers. It narrowed down that list to 11 that had market capitalizations of $5 million or less. Of the 11, six were eliminated on the basis that they were either not property or casualty insurance companies, or had ceased writing insurance. The remaining five companies were Alkity Insurance Company, Gainsco, Inc., Goran Capital Inc., Symons International Group, and Universal Insurance Holdings, Inc. Of these five, management determined that the price to sales ratio and the price to book ratio of the comparable entities provided a meaningful comparable valuation factor. A sixth company, CNA Surety Company, was not considered comparable because it has a much larger scale than the Company and unlike the Company, has remained profitable over the past several years. After applying the price to book ratio, only three resulted in a positive ratio and the two with negative ratios were excluded. On the price to sales ratio, all five were meaningful. The average price to sale ratio of the five comparable companies resulted in a 6.39% ratio, which would reflect a $.20 value on the price of Cumberland. In the valuation of price to book, it resulted in a 26.33 ratio, which would translate into $.26 per share. Taking an average of the two resulted in a valuation of the Cumberland stock at $.23 per share on a comparable company basis. Management believed that this was a meaningful analysis as it relates to the value of Cumberland. In the Supplement update, this average was determined to be $.31. Management was not familiar with any recent merger and acquisition transactions among small insurance companies and therefore did not perform a comparable transaction analysis.


     The Board adopted management's analysis of this factor. This factor in isolation would indicate that the price paid should be lower than the Minimum Fixed Price. The Board considered this factor somewhat important because comparable companies provide an objective measure of value. However, the usefulness of this factor is mitigated by the difficulty in ascertaining true comparability in companies. The Board therefore used this as merely one of the several factors in its fairness determination. As part of the combined analysis of the Minimum Fixed Price, the Board concluded that this factor supports the fairness of the Minimum Fixed Price.

     Liquidation Value. In consideration of the Minimum Fixed Price of Cumberland's common stock, the value of the Company in the case of liquidation was determined. The balance sheet was analyzed for items where immediate cash value was not equal to the value recorded on the books. The items that would not have the same cash value versus book value were deemed inconsequential in the analysis. Inasmuch as the majority of the assets of the business are cash, accounts receivables or payables, management determined that the utilization of liquidation value would simply develop a second value that would be identical to discounted book value, and as a result, did not add anything to the analysis of determination of a true fair market value for the odd lot shareholders as part of the reverse stock split. In addition, management recognized that the primary operating asset of the business is an insurance company and as a result, liquidation is not a viable alternative in light of the fact that it would take some 5-7 years for all the liabilities of the insurance company to expire and pay all of the liabilities of the business. Management considered that taking the book value and discounting it back five years would yield a significantly reduced cash value today. This reduced cash value is approximately $2,576,000 using a 12% discount rate (the low end of an equity investors' expected yield in small cap stocks). This would result in a per share value of approximately $.46, skewing the discounted book value downward and adding in an average that management believes doesn't add to the assessment and determination of what the fair value should be for purposes of purchasing the odd lot shareholders' stock. This factor in isolation would indicate that the price paid should be lower than the Minimum Fixed Price. The Board considered and adopted management's analysis and decided not to consider liquidation value in its determination of the Minimum Fixed Price. The Board considered that this factor was not material to the fairness of the Minimum Fixed Price.

     Going Concern Value. As a separate analysis, management performed a separate Discounted Cash Flow, or Going Concern, analysis. This analysis was not initially performed in connection with the Management Report, but was added by management to the Supplement after receiving comments from the SEC on the initial filing of the proxy statement. The Discounted Cash Flow Analysis (or Going Concern) approach utilizes the concept that the value of a business is represented by discounting the cash flow streams it is estimated to generate. The estimated cash flow streams of a business enterprise are then present valued to reflect the time value of money as well as the associated business and economic risks of that enterprise. Annual cash flows were based on EBITDA less scheduled debt principal payments. A terminal value was computed on the basis of an EBITDA multiple of 3.5 X, plus net working capital, less remaining debt outstanding and minority interest in the Company's subsidiary. Management utilized discount rates of 18%, 20%, and 25% to account for risks typically associated with equity investments in small-cap companies because management reviewed these as rates that were indicative of those risks. Management and the Board concluded that based on their knowledge and experience in dealing with investors in small-cap companies, investors generally demand returns in this range. Management used multiple discount rates to understand the sensitivity of the value to changes in the rate. This yielded per share values of $0.76, $0.65 and $0.61, respectively. The average of these results is $0.67. The Board concluded that this factor supported the fairness of the Minimum Fixed Price. The Board adopted management's analysis of the going concern value. The Board reviewed these calculations and determined that they were not inconsistent with the $0.70 Minimum Fixed Price based upon the Supplement. This average was not factored into the $0.70 Minimum Fixed Price because it would not have materially changed the result.


     Reconciliation of Board's determination on minimum fixed price - After the assessment of the Board and the review of the market price, book value, discounted book value, and comparative company value, the Board determined that there was no one factor that should be more significant than the others in the assessment and determination of the fair value for purposes of the odd-lot shareholders. As a result, the Board made a determination that what was fair was the average of the valuation methods applied. As of December 2002, this average is the sum of market price ($.41), book value ($.99), discounted book value ($.77), comparative company value ($.23), divided by four, resulting in a value per share of $.60. In the August 2003 Supplement, the average is the sum of market price ($.19), book value ($1.13), discounted book value ($.93), comparative company value ($.31), divided by four, resulting in a value per share of $.64. Management recommended as a matter of judgment that this value be increased to $.70 to provide additional assurance that the Small Shareholders were being adequately compensated for their shares, and the Board adopted this recommendation. The Board did not discuss other alternative minimum prices.

     The Company and its affiliates are not aware of any firm offers to purchase the Company that have been made during the past two years by any unaffiliated person. Consequently, the Board did not consider this factor in establishing the fair value of the stock for the cash payment.

     The Company has not engaged in a merger or consolidation with another company or in the sale or other transfer of a substantial part of its assets in the last two years, so the Board did not consider this factor in establishing the fair value of the stock for the cash payment.

     The Company has not purchased any of its shares during the past two years. Francis Williams made two isolated private purchases during 2002 at prices of $2.77 and $2.94 per share, as described under "Security Ownership of Certain Beneficial Owners and Management." Although these purchases were at a higher price than the Minimum Fixed Price of $0.70 per share, the Board did not consider these purchases as a material factor because of the isolated nature of these purchases and the Company's financial condition has deteriorated since these purchases in April and July 2002.

     The Board considered an independent analysis and evaluation of the fair market value of the common stock that would be converted into a fractional share, but, as noted earlier, determined that the time and expense of an independent analysis and evaluation were unjustified in the circumstances because the Board concluded that the method of valuation chosen by the Board was a fair representation of value of the stockholdings for the reasons stated above. Although the Board relied on the financial data provided by management, the Management Report and the Supplement did not contain a determination of fairness, and management did not make a conclusion as to the fairness. The Board came to its conclusion as to fairness as described in this proxy statement after reviewing all of the data provided. The absence of a fairness determination by management did not impact the Board's final determination of fairness.

     In its November 2002 meeting, the Board discussed two alternative transactions for reducing or eliminating the Small Shareholders, a tender offer and open market purchases. The Board, however, determined that either of these alternatives would not result in shares being tendered by a sufficient number of record shareholders so as to accomplish the Company's objectives. This determination was based upon the low trading volumes in the common stock. The Board considered that given the large number of holders of small numbers of shares, even if they were aware of the offer, it is unlikely that they would make the effort to tender their shares in sufficient numbers to accomplish the Company's objective. For instance, there are over 580 shareholders each holding less than 150 shares; and each of those holdings is worth less than $40 at the average market price of $0.26 noted above. Management did not think that the Company had sufficient resources to purchase all the shares, even if tendered. In addition, management did not believe that it would be good use of resources to attempt to offer a substantial premium to purchase some of the shares if such a premium was necessary to attract otherwise uninterested Small Shareholders. The Board adopted Management's analysis on these points. The Board ultimately determined that the Reverse Stock Split proposal was the preferred method.

     In addition, the Board discussed the possibility of selling the Company or its assets. The Board concluded that selling the Company as a business unit was not a viable alternative because of the following factors:

     o    The Company's recent financial performance (as discussed above)

     o The recent increase in the level of reserves for the derivative instrument and policy losses, which increased in the aggregate from $5.2 million to $8.9 million from year end 2000 to 2002, and the uncertainty surrounding potential losses from the derivative

     o The general state of the economy and particularly the pattern of losses in the indemnity business, as indicated in the Management Report and discussed below under Comparable Companies


     The Board noted in this connection that the Company has not received any offers to buy the business in the last several years. The same factors also indicated that selling the assets would be difficult, and in addition the illiquid nature of the assets and the difficulty in resolving all of the liabilities underlying the reserves would make selling the assets more difficult, as discussed above under "Consideration for determining the Minimum Fixed Price - Discounted Book Value." The Board discussed this alternative at its meeting in November 2002. Because the sale of the Company did not appear feasible, the Board did not explore the advantages and disadvantages of the sale of the Company as compared to the other alternatives.

     The Board also weighed all the alternatives against the prospect of remaining a public company and maintaining the Company's posting on the OTC Bulletin Board. For the reasons described at "Purpose and Reasons for the Reverse Stock Split." the Board concluded that this would not be in the best interest of the either the Small Shareholders or the unaffiliated shareholders who will remain after the Reverse Stock Split. The Board concluded that the Small Shareholders would be better served by having their shares cashed out due to the current low market price and low volumes, and the other unaffiliated shareholders would be better served by realizing the cost savings to the Company which are expected from the Reverse Stock Split.

     After consideration of all the foregoing factors, all of the directors, including those who are not employees of the Company, have determined that the Reverse Stock Split proposal is procedurally and substantively fair to the shareholders of the Company, including the unaffiliated shareholders and the Small Shareholders.

     The Board also considered the timing of implementation of the Reverse Stock Split proposal and the intended termination of the Company's 1934 Act registration for the common stock. The Board concluded that the continued monetary and human resource expense of such registration was unjustified given the Company's inability to effectively take advantage of many of the benefits of public registration. To achieve the savings from termination, the Board instructed management to implement the Reverse Stock Split proposal and termination of registration of the common stock as soon as practicable. Please see the section contained herein captioned "Purpose and Reason for the Reverse Stock Split Proposal" for further discussion of the expenses of registration and the Company's experiences with respect to the benefits of such registration.

     With respect to its intent to terminate the Company's 1934 Act registration, the Board has considered and will continue to consider the effect that terminating the registration of the common stock might have on the market for the holders of the common stock and the ability of those shareholders to buy and sell their shares. The Board also has considered and will continue to consider whether the value of the common stock is being fully recognized in the public market, and as a result, whether the Company can effectively take advantage of a public market for its stock. The Board also has considered and will continue to consider the need to protect the confidentiality of the Company's proprietary information, along with the potential direct cost savings and savings related to the time and effort currently required of management to comply with the reporting and other requirements associated with a reporting company. After taking into account all of the considerations and conclusions described herein with respect to the benefits and disadvantages of registration of the common stock under the 1934 Act at the present time, the Board has determined that it will terminate registration of common stock under the 1934 Act as soon as practical following the Reverse Stock Split absent any significant changes in the foregoing considerations that would result in the Board determining that the benefits of continued registration would outweigh the disadvantages. The Board does not foresee any such change in circumstance in the reasonably near future. See also the section contained herein captioned "Purpose and Reason for the Reverse Stock Split Proposal."

CONDUCT OF THE COMPANY'S BUSINESS AFTER REVERSE STOCK SPLIT

     The Company expects its business and operations to continue as they are currently being conducted and, except as disclosed below, the Reverse Stock Split is not anticipated to have any effect upon the conduct of its business.

     Other than as described in this Proxy Statement, neither the Company nor its management has any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business. See also the information contained herein in the section captioned "Purpose and Reasons for the Reverse Stock Split."

     As a result of the Reverse Stock Split, the Company plans to become a privately held company by termination of registration of the common stock under the 1934 Act, if the number of Registered Shareholders is fewer than 300. In addition, because the common stock will be held by fewer than 300 registered holders, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the 1934 Act, its officers and directors and shareholders owning more than 10% of the common stock will be relieved of certain reporting obligations under the 1934 Act, and the Company will cease filing periodic reports under the 1934 Act.

STRUCTURE OF REVERSE STOCK SPLIT

     The Reverse Stock Split is of the common stock. If the Reverse Stock Split proposal is approved and occurs, the Reverse Stock Split will occur on the Effective Date, unless management elects to abandon the Reverse Stock Split. Assuming shareholder approval of the Reverse Stock Split proposal is obtained, the Company will file the Amendment within 10 business days of the proposal's approval at the Special Meeting. The structure of the Reverse Stock Split, for each shareholder is as follows:

     1. Registered Shareholders with Fewer Than 150 shares. If the Reverse Stock Split proposal is implemented and you are a Registered Holder of fewer than 150 shares of common stock of the Effective Date, you will receive a cash payment instead of a fractional share of common stock. After the reverse split, you will have no further interest in the common stock. You will not have to pay any service charges or brokerage commissions in connection with the Reverse Stock Split or the cash payments. Because the Current Market Price cannot be determined until after the special meeting, shareholders will be asked to approve the merger without knowing the final consideration for the fractional shares. However, that consideration will not be less than the $0.70 per share Minimum Fixed Price.

     2. Registered Holder With 150 or More Shares. If the Reverse Stock Split proposal is implemented and you are a Registered Holder of 150 or more shares of common stock as of the Effective Date, we will convert your shares into 1/150 of the number of shares you held immediately prior to the reverse split, with a cash payment for any shares that would otherwise result in fractional shares. For example, if you are a Registered Holder of 10,010 shares of common stock immediately prior to the Effective Date, your shares will be converted to 66 shares of common stock and you will receive a cash payment for 110 shares.

     3. Beneficial Owners of the Company Stock. Nominees (such as a bank or broker) may have required procedures, and shareholders holding common stock in street name should contact their nominees to determine how they will be affected by the Reverse Stock Split. NOTE: If you are a beneficial owner of fewer than 150 shares of common stock or the beneficial owner of more than 150 shares of common stock, but not in an even multiple of 150, and you want to have your shares exchanged for cash payment, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner so that you will be considered a holder of record immediately prior to the Effective Date.

     In the event any certificate representing shares of common stock is not presented for exchange or cash payment upon request by the Company, the common stock or the cash payment, as applicable, will be administered in accordance with the relevant abandoned property laws. Until the common stock or cash payments have been delivered to the public official pursuant to the abandoned property laws, such cash payments or certificates will be paid to the holder thereof or his designee, without interest, at such time as the stock certificate has been properly presented for exchange or cash payment.

     The Reverse Stock Split is structured to be a "going private" transaction as defined in Rule 13e-3 promulgated under the 1934 Act because it is intended to, and, if completed, will likely terminate the Company's reporting requirements under the 1934 Act. In connection with the Reverse Stock Split proposal, the Company has filed with the SEC a Schedule 13E-3 pursuant to Rule 13e-3 under the 1934 Act.

     Even if the Reverse Stock Split is approved, the Board may abandon the proposed Reverse Stock Split at any time before or after the meeting and prior to the filing of the amendment if for any reason the Board deems it advisable to do so. In addition, the Board may make any and all changes to the amendment that it deems necessary to file the amendment with the Florida Secretary of State and give effect to the Reverse Stock Split.

CERTAIN EFFECTS OF REVERSE STOCK SPLIT PROPOSAL ON THE COMPANY'S SHAREHOLDERS

     1. Rights, Preferences and Limitations. There are no material differences between the respective rights, preferences or limitations of the existing common stock and the "post-reverse split" common stock.

     2. Financial Effect. The Reverse Stock Split and the expenditures for professional fees and other expenses related to the transaction will not have a material effect on the Company's balance sheet, statement of income, earnings per share, ratio of earnings to fix charges or book value per share. The expenditures have been estimated as follows: cash payment for fractional shares
- $50,000; fees and expenses of legal counsel - $40,000; fees and expenses of accountants - $8,000; printing and postage - $10,000; and miscellaneous - $10,000. The only consideration to be paid will be the cash payment, to be paid for shares that would otherwise be converted into fractional shares. The Company will use its cash-on-hand and investments as the sole source of funds for the expenditures for the cash payout to the small stockholders and for professional fees and other expenses related to the transaction. Management believes that the Company has sufficient liquid assets to cover these payments, even if there is an increase in the amount needed to cash out fractional shares.

     3. Effect on Market for Shares. The Company estimates that the number of shares of common stock outstanding after the Reverse Stock Split, if effected, will be as follows:

             CLASS            NUMBER OF SHARES         NUMBER OF SHAREHOLDERS
             -----            ----------------         ----------------------
             Common                39,435                        228

     The termination will also cause the common stock to be ineligible to trade on the OTC Bulletin Board. Although the Company believes that the common stock may be listed on the Pink Sheets, there can be no assurance that it will be listed. In addition, management believes that trading volumes are generally lower on Pink Sheets, which may reduce the market for the common stock.

     The Company has no current plans to issue additional shares of stock, but the Company reserves the right to do so at any time and from time to time at such prices and on such terms as the Board determines to be in the best interests of the Company and its then shareholders. Persons who continue as shareholders following implementation of the Reverse Stock Split proposal will not have any preemptive or other preferential rights to purchase any of the Company's stock that may be issued by the Company in the future, unless such rights are currently specifically granted to such shareholder.

     4. As a result of the Reverse Stock Split, Mr. Williams' beneficial ownership will increase from 79.9% to 81.1% of the outstanding common stock. As a result of the Reverse Stock Split, Mr. Williams' interest in the net book value and net earnings of the Company also will increase from 79.9% to 81.1% causing his interest to increase as shown below:

                                                                          F. Williams'              F. Williams'
                                                                        Interest Before            Interest After
                                                Company Total         Reverse Stock Split       Reverse Stock Split
                                              ------------------      ---------------------     ---------------------

Net loss for year ended 12/31/02.......          $1,569,169                $1,253,766                $1,272,596

Book value as of 12/31/02..............           6,487,279                 5,183,336                 5,261,183

Book value as of 9/30/03...............           6,303,427                 5,036,438                 5,112,079


     There will not be a significant income tax effect on Francis Williams. Mr. Williams and his family members collectively will receive approximately $700 for small holdings beneficially owned by him through family members and trusts. The record holder will pay capital gains tax on the proceeds from these shares. See "Material Federal Income Tax Consequences".

     5. Securities Laws Relating to the Post-Reverse Split Common Stock. The Company has not filed with the SEC a registration statement under the Securities Act of 1933 (the "1933 Act") for the registration of the post-reverse split common stock to be issued and exchanged pursuant to the Reverse Stock Split proposal. Instead, the post-reverse split common stock will be issued in reliance on exemptions contained in Section 3(a)(9) and Rule 145(a)(1) under the 1933 Act. Upon consummation of the Reverse Stock Split, the shares of post-reverse split common stock are expected to be freely transferable under the 1933 Act by those shareholders of the Company not deemed to be "affiliates" of the Company. Shares of post-reverse split common stock acquired by persons who are "affiliates" of the Company will be subject to the resale restrictions of Rule 144 under the 1933 Act.

     6. Termination of 1934 Act Registration of common stock. The Reverse Stock Split proposal will affect the public registration of the common stock with the SEC under the 1934 Act, as the Company intends to terminate this registration as soon as practicable after approval of the Reverse Stock Split proposal by the shareholders. Registration under the 1934 Act may be terminated by the Company if the common stock is no longer held by 300 or more shareholders of record. Termination of registration of the common stock under the 1934 Act would substantially reduce the information required to be furnished by the Company to its shareholder and to the SEC and would make certain provisions of the 1934 Act, such as proxy statement disclosure in connection with shareholder meetings and the related requirement of an annual report to shareholders, no longer applicable to the Company.

     The termination will also cause the common stock to be ineligible to trade on the OTC Bulletin Board. Although the Company believes that the common stock may be listed on the Pink Sheets, there can be no assurance that it will be so listed. In addition, management believes that trading volumes are generally lower on Pink Sheets, which will substantially reduce the market for the common stock.

     With respect to the executive officers and directors of the Company, in the event of the intended termination of registration of the common stock under the 1934 Act: (a) executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the 1934 Act, including without limitation the reporting and short-swing profit provisions of Section 16 of the 1934 Act, and (b) executive officers, directors and other affiliates of the Company may be deprived of the ability to dispose of shares of common stock pursuant to Rule 144 under the 1933 Act. Upon termination of 1934 Act registration, the Company will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws. See also the information contained above in the section captioned "Securities Laws Relating to the Post-Reverse Split Common Stock."

INTERESTS OF CERTAIN PERSONS IN THE PROPOSED TRANSACTION

     Upon completion of the Reverse Stock Split, the percentage beneficial ownership of the outstanding shares of the directors will increase. This increase is summarized in the table below:

                                            Percentage Ownership
                                    --------------------------------------
                                       Pre-Split           Post-Split
                                    -----------------    -----------------

     Francis M. Williams                 79.9%                81.1%
     Joseph M. Williams                   6.4%                 6.5%
     Andrew J. Cohen                       *                    *
     R. Donald Finn                        *                    *
     --------------------
        *less than 1%

     See also "Security Ownership of Certain Beneficial Owners and Management."

     The directors also will receive cash for their fractional shares, estimated to be less than $700 in the case of Francis Williams and less than $100 for each of the other directors.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     We summarize below the material federal income tax consequences to the Company and shareholders resulting from the Reverse Stock Split proposal. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary is not binding on the Internal Revenue Service (the "IRS"). The applicable laws may be changed, possibly retroactively, resulting in

United States federal tax consequences different from those set forth below. The Company has not sought, and will not seek, any ruling from the IRS or opinion of counsel with respect to the statements made in the following summary, and there can be no assurance that the IRS will not take a position contrary to such statements or that any such contrary position taken by the IRS would not be sustained by a court. There can be no assurance and none is given that the IRS or the courts will not adopt a position that is contrary to the statements contained in this summary. This summary does not discuss all aspects of federal income taxation, which may be important to you in light of your individual circumstances, and many shareholders may be subject to special tax rules. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

     This summary also assumes that you are a one of the following: (i) a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state);
(iii) an estate the income of which is subject to U.S. federal income taxation regardless of its sources; (iv) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (v) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation. This summary also assumes that you have held and will continue to hold your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended.

     We believe that the Reverse Stock Split proposal should be treated as a tax-free "recapitalization" for federal income tax purposes. This should result in no material federal income tax consequences to the Company. If you continue to hold common stock after the Reverse Stock Split, you should not recognize any gain or loss in the Reverse Stock Split, and you should have the same adjusted tax basis and holding period in your new stock as you had in your stock immediately prior to the Reverse Stock Split.

     The receipt by a shareholder of a cash payment in lieu of a fractional share pursuant to the Reverse Stock Split will be a taxable transaction for federal income tax purposes. Accordingly, a shareholder who receives cash in lieu of a fractional share should recognize gain or loss equal to the difference between the amount of cash received and the portion of the aggregate tax basis in his or her shares of common stock allocable to the fractional share interest for which he or she received cash. If the shares of your stock were held as a capital asset on the Effective Date, then the shareholder's gain or loss will be a capital gain or loss. Such capital gain or loss will be a long-term capital gain or loss if the shareholder's holding period for the shares of common stock is longer than one year.

APPRAISAL RIGHTS; ESCHEAT LAWS

     There are no appraisal rights for any shareholder who dissents from approval of the Reverse Stock Split proposal under the Company's governance documents. Also, the Company concluded that there are no appraisal rights for any shareholder who dissents from approval of the Reverse Stock Split proposal under Florida General Corporation law. We refer you, however, to Sections
607.1302 and 607.0604 of the Florida Statutes which respectively prescribe the rights of shareholders to dissent and general treatment of fractional shares.
Section 607.0604 (5) of the Florida Statutes states that, "when a corporation is to pay in money the value of fractions of a share, the good faith judgment of the Board of Directors as to the fair value shall be conclusive." The absence of appraisal rights does not limit any other rights or actions under state law for shareholders who are aggrieved by reverse stock splits generally.

     Shareholders whose shares are eliminated and whose addresses are unknown to the Company, or who do not return their stock certificates and request payment, generally have a certain number of years from the date of the Reverse Stock Split to claim the cash payment payable to them. If no claim is made within this period, state law generally provides that these payments are deemed abandoned and forfeited to the state. The state law of the state of the last known residence of the shareholder, as shown on Company records, usually governs. In Florida, this holding period is 5 years, but the exact number of years may vary from state to state.

INTENTION TO TERMINATE PUBLIC REGISTRATION

     The Company intends to terminate public registration of the common stock with the SEC under the 1934 Act as soon as practicable after approval of the Reverse Stock Split proposal by the shareholders. Shareholders should note that the decision by the Board to terminate 1934 Act registration does not require shareholder approval and will not be voted on at the Special Meeting. Further, there is no assurance that the number of such shareholders will be fewer than 300 following the Effective Date. While the Company intends to cease public registration of its common stock following the Reverse Stock Split, the Board may choose not to implement this strategy if the Board determines that it is not then in the best interests of the Company and its shareholders given the then existing market conditions. See also the discussion of this issue in the section contained herein captioned "Fairness of Reverse Stock Split Proposal."

     The termination will also cause the common stock to be ineligible on the OTC Bulletin Board. Although the Company believes that the common stock may be listed on the Pink Sheets, there can be no assurance that it will be so listed. In addition, management believes that trading volumes are generally lower on Pink Sheets, which will substantially reduce the market for the common stock.

     The Board recommends that you vote FOR the Reverse Stock Split proposal. Proxies solicited by the Board will be voted FOR this Reverse Stock Split proposal, unless you specify otherwise in your proxy.

                                   MANAGEMENT

The current directors and executive officers of the Company are as follows:



Name                        Age          Position
----                        ---          --------
Francis M. Williams         62           Chairman of the Board of Directors
Joseph M. Williams          47           President and Treasurer
Andrew J. Cohen             49           Director
R. Donald Finn              60           Director


     All Directors of the Company hold office until the next annual meeting of shareholders and the election and qualification of their successors. Officers of the Company are elected annually by the Board of Directors and hold office at the discretion of the Board.

     Set forth below is information regarding the directors and executive officers of the Company:

     Francis M. Williams has been Chairman of the Board of the Company since its inception and, until June 1992, was President of the Company. In addition, Mr. Williams has been Chairman of the Board and Director of Cumberland Casualty & Surety Company ("Cumberland Casualty") and Surety Specialists, Inc., wholly owned subsidiaries of the Company, from inception and President and Chairman of the Board of Kimmins since its inception in 1979. Prior to November 1988, Mr. Williams was the Chairman of the Board and Chief Executive Officer of Kimmins Corp. and its predecessors and sole owner of K Management Corp. From June 1981 until January 1988, Mr. Williams was the Chairman of the Board of Directors of College Venture Equity Corp., a small business investment company; and since June 1981, he has been Chairman of the Board, Director, and sole shareholder of Kimmins Coffee Service, Inc., an office coffee service company. Mr. Williams has also been a director of the National Association of Demolition Contractors and a member of the executive committee of the Tampa Bay International Trade Council.

     Joseph M. Williams has served as the Treasurer and President of the Company since June 1992. He also served as Vice President and Secretary of the Company from its inception on November 18, 1991 through June 1992. Mr. Williams served as a member of the Board of Directors of the Company from November 18, 1991 through February 24, 1997. In addition, Mr. Williams has been the Secretary and Treasurer of Kimmins Corp. since October 1988 and a member of the Board of Directors of Cumberland Casualty since 1988. He held the position of President of Cumberland Casualty from 1991 through August of 1996. From 1989 through 1990 he held the position of Secretary and Treasurer of Cumberland Casualty and from 1991 through 1994 served as Treasurer of Cumberland Casualty. Mr. Williams has been employed by the Company and Kimmins Corp. in various capacities since 1994. From January 1982 to December 1983, he was managing partner of Williams and Grana, a firm engaged in public accounting. From January 1978 to December 1981, Mr. Williams was employed as a senior tax accountant with Price Waterhouse & Company. Joseph M. Williams is the nephew of Francis M. Williams.

     Andrew J. Cohen was elected as a Director to the Company's Board effective February 24, 1997. Mr. Cohen currently is Co-President and Chief Executive Officer of ABC Capital Corp., an investment management firm based in Tampa, Florida and also acts as Co-Chairman on its Board of Directors. In addition, Mr. Cohen is President of Albany Associates, Inc., a Tampa based management consulting firm. From June of 1972 through 1997, Mr. Cohen was co-President of ABC Fabric of Tampa, Inc. which was the fourth largest private retail fabric company in the United States.

     R. Donald Finn was elected as a Director to the Company's Board effective September 9, 1999. For more than the last five years, Mr. Finn has been a partner in the law firm of Gibson, McAskill & Crosby, located in Buffalo, New York, where Mr. Finn has practiced law for more than the last 25 years.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and its subsidiaries have entered into transactions with Kimmins and companies affiliated through common ownership. Kimmins owns approximately 30% of the Company's outstanding common stock. In addition, Francis Williams, a Director of the Company, owns approximately 66.7% of the outstanding common stock of Kimmins and serves as its Chairman of the Board and Chief Executive Officer. Cumberland Casualty writes surety bonds for Kimmins and its affiliates. Qualex Consulting Group, Inc. ("Qualex"), a subsidiary of the Company, performs consulting services for Kimmins and affiliates. For the years ended December 31, 2002 and 2001, the Company and its subsidiaries received $16,586 and $121,089, respectively, in revenue from Kimmins. Other income from affiliates in the accompanying consolidated statements of operations consists primarily of claims consulting services as well as commission income from the Company's subsidiary agencies on bonds sold through carriers other than Cumberland Casualty.

     The Company's operating subsidiaries rent or lease office space in the cities in which they are located. Cumberland Casualty and Qualex lease office space in Tampa, Florida from a company owned by Francis Williams, the Chairman of the Board of the Company, at a monthly rate of $10,885, pursuant to a lease that was executed June 1, 1999 and is effective through May 31, 2009.

     In 1988, Cumberland Casualty issued a surplus debenture to Kimmins in exchange for $3,000,000 which bears interest at 10 percent per annum. In 1992, the debenture due to Kimmins from Cumberland Casualty was assigned to the Company. Interest and principal payments are subject to approval by the Florida Department of Financial Services. On April 1, 1997, the Company forgave $375,000 of its $3,000,000 surplus debenture due from Cumberland Casualty. As a result, Cumberland Casualty increased paid-in-capital by $375,000. As of December 31, 1999, no payments could be made under the terms of the debenture. On June 30, 1999, the Company forgave $576,266 of its $2,625,000 surplus debenture due from Cumberland Casualty. As a result, Cumberland Casualty increased paid-in-capital to $1,000,000 from $423,734. As of December 31, 2002, no payments could be made under the terms of the debenture. In 2003, the Company forgave the balance of its surplus note to Cumberland Casualty in the amount of $2,048,734. As a result, paid-in and contributed surplus of Cumberland Casualty increased to $3,048,734.

     Effective November 10, 1988, the Company entered into a $1,000,000 convertible term note agreement with TransCor Waste Services, Inc., a subsidiary of Kimmins. The note, originally due November 10, 2001, has been extended to November 10, 2004. The annual rate of interest is equal to one half of one percent per annum in excess of the stated interest rate established by the Bank of America. The average interest rate for 2002 was 8.6%. On December 26, 2001, the Company made a principal note payment of $395,945 reducing the note to $604,055. The lender may convert the principal amount of the note or a portion thereof into common stock at $3.00 per share subsequent to a six-month anniversary and prior to the close of business on the maturity date.


     Cumberland Casualty writes surety bonds for Kimmins and its affiliates. Revenues attributable to transactions with Kimmins and its affiliates were $264, $88 and $7,816 for the years ended December 31, 2002, 2001 and 2000, respectively. Qualex performs claims consulting services for Kimmins and its affiliates and other surety carriers. Revenues attributable to transaction with affiliates were $16,586, $121,089 and $171,292 for years ended December 31, 2002, 2001 and 2000, respectively.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


     The name and address of each person or entity who owned beneficially 5% or more of the outstanding shares of common stock of the Company on January 31, 2004, together with the number of shares owned and the percentage of outstanding shares that ownership represents is set forth in the following table. The table also shows information concerning beneficial ownership by the President of the Company, the President of Cumberland Casualty, and by all directors and executive officers as a group. The number of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the date hereof through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting powers (or shares such powers with his or her spouse) with respect to the shares set forth in the following table:


                                                         NUMBER OF                    PERCENTAGE OF
                                                  SHARES OF CUMBERLAND STOCK       OUTSTANDING SHARES OF
                BENEFICIAL OWNER (1)(2)              BENEFICIALLY OWNED              CUMBERLAND STOCK
                -----------------------              ------------------              ----------------

       Francis M. Williams
       c/o Kimmins Corp.
       1501 2nd Avenue
       Tampa, Florida  33605...................         4,471,001 (3)                     79.9%

       Kimmins Corp.
       1501 2nd Avenue
       Tampa, Florida  33605...................         1,723,290 (4)                     30.8%

       Joseph M. Williams......................           360,493 (5)                      6.4%

       Andrew J. Cohen.........................            47,590 (6)                       *

       R. Donald Finn..........................             7,131 (7)                       *

       All current Directors and Executive
       Officers as a group (4 persons).........         4,886,213 (8)                     86.8%

     * Ownership represents less than 1% of outstanding Company common stock.

(1) The address of all Officers and Directors of the Company listed above, unless listed separately, are in care of Cumberland Technologies, Inc. at 4311 West Waters Avenue, Suite 401, Tampa, Florida 33614.

(2)  The Company  believes  that the persons named in the table have sole voting
     and   investment   power  with  respect  to  all  shares  of  common  stock
     beneficially owned by them, unless otherwise noted.

(3) Includes 2,677,322 shares owned by Francis Williams; 1,723,290 shares held by Kimmins; 29,345 shares owned by Mr. Williams' wife; 22,748 shares held by Mr. Williams as trustee for his wife and children and 18,296 shares held by Mr. Williams as custodian under the New York Uniform Gifts to Minors Act for his children. Mr. Williams owns 66.7% of the outstanding common stock of Kimmins Corp. and is its Chairman and Chief Executive Officer.

(4)  Francis Williams has investment and voting control over these shares.

(5) Includes 133,500 shares owned by Joseph M. Williams; 1,010 shares held by Mr. Williams as trustee for his children; 219 shares held by the Kimmins 401(k) Plan and ESOP of which Mr. Williams is fully vested. Also includes 205,764 shares held by Kimmins 401(k) Plan, Profit Participation Plan and ESOP, and options to acquire 20,000 shares of the Company's common stock held by the ESOP, of which Mr. Williams is a trustee; Mr. Williams disclaims beneficial ownership of these shares.

(6) Includes 50% of the 72,540 shares owned by C&C Properties, a partnership in which Mr. Cohen has a 50% ownership, 6,320 shares held in trust for Mr. Cohen's minor children and options to acquire 5,000 shares of Cumberland common stock.

(7) Includes 2,131 shares owned by R. Donald Finn; and options to acquire 5,000 shares of Company common stock.

(8) Includes 1,723,290 shares held by Kimmins and options to acquire 30,000 shares of Company common stock.

     Upon completion of the Reverse Stock Split, the beneficial ownership of these persons will be as follows:

                                                   NUMBER OF SHARES OF            PERCENTAGE OF
                                                     CUMBERLAND STOCK         OUTSTANDING SHARES OF
              BENEFICIAL OWNER (1)(2)               BENEFICIALLY OWNED          CUMBERLAND STOCK
              -----------------------               ------------------          ----------------

       Francis M. Williams
       c/o Kimmins Corp.
       1501 2nd Avenue
       Tampa, Florida  33605...............                29,806                     81.1%

       Kimmins Corp.
       1501 2nd Avenue
       Tampa, Florida  33605...............                11,488                     31.3%

       Joseph M. Williams..................                 2,402                      6.5%

       Andrew J. Cohen.....................                   316                       *

       R. Donald Finn......................                    47                       *

       All current Directors and Executive
       Officers as a group (4 persons).....                32,571                     88.1%


     There have been no purchases of the Company's common stock by officers or directors within the last sixty days. During the past two years, Francis Williams made the following purchases:

           PERIOD             NO. OF SHARES      PRICE RANGE      AVERAGE PRICE
           ------             -------------      -----------      -------------
      Second Quarter 2002          6,000             2.77               2.77
      Third Quarter 2002           9,650             2.94               2.94

                           CERTAIN MARKET INFORMATION

     The common stock trades on the OTC Bulletin Board. Prior to September 12, 2002, the common stock traded on the NASDAQ SmallCap Market. The following is the high and low sales prices for the common stock for each quarter during the past two years:

              QUARTER                         HIGH             LOW
              -------                         ----             ----
              First 2001                      1.91             1.38
              Second 2001                     1.10             1.10
              Third 2001                       .98              .90
              Fourth 2001                      .95              .95

              First 2002                      1.00              .75
              Second 2002                      .59              .35
              Third 2002                       .30              .14
              Fourth 2002                      .16              .06


              First 2003                       .51              .08
              Second 2003                      .25              .17
              Third 2003                       .51              .18
              Fourth 2003                     1.30              .20



     As of January 31, 2004, there were 5,597,244 outstanding shares of common stock, $0.001 par value per share.


DIVIDENDS

     The payment by the Company of dividends, if any, in the future is within the discretion of its Board of Directors and will depend upon the Company's earnings, capital requirements (including working capital needs), and other financial needs. The Company did not declare or pay dividends in 2002 and does not anticipate paying any dividends on the Company's common stock in the near future.

     The future payment of dividends, if any, by Cumberland Casualty is within the discretion of its Board of Directors and will depend upon Cumberland
Casualty's earnings, statutory limitations, capital requirements (including working capital needs) and financial condition, as well as other relevant factors. Applicable state laws and regulations restrict the payment of dividends by Cumberland Casualty to the extent of surplus profits less any dividends that have been paid in the preceding twelve months or net investment income for the year, whichever is less, unless Cumberland Casualty obtains prior approval from the insurance commissioner. Cumberland Casualty does not anticipate paying any dividends on Cumberland Casualty common stock in the near future.

                              SHAREHOLDER PROPOSALS

     Shareholders of the Company may submit proposals on matters appropriate for shareholder action at meetings of the Company's shareholders in accordance with Rule 14a-8 promulgated under the Exchange Act ("Rule 14a-8"). If the Reverse Stock Split is effected, the Company will no longer be subject to Rule 14a-8. Rule 14a-8 allows certain shareholder proposals to be included in Company proxy statements relating to annual meetings of the shareholders, if submitted to the Company in a timely manner. The Company is not required to hold annual meetings of the shareholders and has no current plans to do so in 2003. In the event an annual meeting is held, in order for the Company to consider including a shareholder proposal in its proxy materials relating to such meeting pursuant to Rule 14a-8, the proposal must be received within a reasonable time before the Company begins to print and mail proxy materials by the Secretary of the Company at 4311 W. Waters Avenue, Tampa, Florida 33614. If the Company fails to receive notice of a shareholder proposal within a reasonable time before it mails proxy materials for an annual meeting, the proposal will not be considered timely, in which case proxies for that meeting may confer discretionary authority to vote on the proposal. If the Company fixes a date for an annual meeting in 2003, it will notify you of the meeting date and deadlines for delivering any shareholder proposals.



     If you want to present a proposal under Rule 14a-8 of the Exchange Act at our 2004 Annual Meeting of Shareholders, send the proposal in time for us to receive it by October 17, 2004. If the date of our 2004 Annual Meeting is subsequently changed by more than 30 days from the date of this year's meeting, we will inform you of the change and the date by which we must receive proposals. If you want to present business at our 2004 Annual Meeting outside of the shareholder proposal rules of Rule 14a-8 of the Exchange Act, the Secretary must receive notice of your proposal by December 31, 2004, and you must be a shareholder of record on the date notice to shareholders is mailed and on the record date for determining shareholders entitled to notice of the meeting and to vote.



                             SELECTED FINANCIAL DATA


     The following selected financial data are taken from the Company's consolidated financial statements. The data should be read in conjunction with the accompanying consolidated financial statements and the related notes, Management's Discussion and Analysis and other financial information included in the Company's Form 10-Q (as amended by form 10-Q/A) for the quarter ended September 30, 2003 and Form 10-K for the year ended December 31, 2002, copies of which are mailed with this proxy statement.


                                                   Nine Months Ended                     Year Ended December 31,
                                                  ---------------------    -----------------------------------------------------
                                                   9/30/03    9/30/02        2002      2001       2000       1999       1998
                                                  ---------- ----------    --------- ---------- ---------- ---------- ----------
                                                                     (In Thousands - except per share data)

Statement of Operations Data:
    Net premium income.......................       $ 6,084   $ 11,104     $ 13,432    $13,641   $ 12,128    $ 9,618    $ 7,534
    Net investment income....................           209        373          486        605        576        333        377
    Net realized capital gains (losses)......            70         15           66        306         38        129       (437)
    Commission and other income..............         1,536      1,612        2,256      1,909      1,683      1,375      1,537
       Total revenue.........................         7,899     13,104       16,241     16,461     14,425     11,455      9,011

    Benefits and expenses....................         8,094     16,835       18,660     16,034     12,416     10,056      9,214
    Impairment of long-lived assets..........             -          -            -        437          -          -          -
    Interest expense.........................            25         27           62        166        203        214        118
    Income (loss) from continuing
     operations before extraordinary item....          (220)    (3,758)      (2,481)      (176)     1,806      1,185       (321)
    Income tax (benefit) expense.............           (75)    (1,179)        (912)       (76)       764         37          -
    Extraordinary   gain  on   restructuring  of
       note, net of tax......................             -          -            -        158          -          -          -
    Net income (loss)........................          (145)    (2,579)      (1,569)        58      1,042      1,148       (321)
Income (loss) per common share - diluted ....       $ (0.03)   $ (0.46)     $ (0.28)   $  0.01    $  0.19    $  0.21    $ (0.06)


                                         As of                           As of December 31,
                                      September 30,   ---------------------------------------------------------------
                                         2003              2002        2001          2000         1999         1998
                                      -------------------------------------------------------------------------------
                                                                               (In thousands)
Assets Balance Sheet Data:
    Investments....................  $     6,452      $     9,269  $    10,815   $     9,955  $     8,394  $    3,987
    Cash and cash equivalents......          190              593        2,654           694        2,000       4,202
    Accrued investment income......           88              124          154           185           66          55
    Accounts receivable............        1,499            2,518        4,687         4,258        3,301       3,105
    Reinsurance recoverable........       13,310           12,089        6,634         5,970        4,730       2,306
    Deferred policy acquisition
      costs........................        1,613            1,665        1,904         1,955        1,601       1,247
    Intangibles....................          376              441          534         1,115        1,267       1,456
    Other investment...............          700              700          641           583          559         553
    Deferred tax asset.............          411              401          499           175          305           -
    Income tax recoverable.........           99            1,073            -           168            -           -
    Other assets...................          186              302          372           311          315         354
    Total assets...................  $    24,924      $    29,178  $    28,894   $    25,369  $    22,538  $   17,265



                                         As of                           As of December 31,
                                      September 30,   ---------------------------------------------------------------
                                         2003              2002        2001          2000         1999         1998
                                      -------------------------------------------------------------------------------
                                                                              (In thousands)
Policy Liabilities and Accruals:
    Unearned premiums..............  $     4,313      $     4,587  $     5,583   $     5,775  $     4,844  $    3,750
    Losses and LAE.................        6,615            8,896        5,285         6,246        6,409       3,220
    Derivative instruments.........        4,131            4,346        3,598             -            -           -
    Ceded  reinsurance and accounts
     payable.......................        2,557            3,803        5,142         3,359        2,277       2,615
    Income tax payable.............            -                -          113             -           35           -
    Term note to affiliate.........          604              604          604         1,000        1,000       1,000
    Non affiliate debt.............          401              455          652         1,103        1,281       1,331
    Total liabilities..............       18,621           22,691       20,977        17,483       15,846      11,916
    Total shareholders' equity.....  $     6,303      $     6,487  $     7,917   $     7,886  $     6,692  $    5,349



     The ratio of earnings to fixed charges was (i) (4.46) and 0.07 for the fiscal years ended December 31, 2002 and December 31, 2001, respectively, and
(ii) (0.91) for the nine months ended September 30, 2003.

     The book value per share was $1.16 as of December 31, 2002 and $1.13 as of September 30, 2003.


     Pro Forma Information. The transaction will not have a material effect on the Company's balance sheet, statement of income, earnings per share, ratio of earnings to fix charges or book value per share.

                         FINANCIAL AND OTHER INFORMATION



     The information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and Quarterly Report on Form 10-Q (as amended by Form 10-Q/A) for the quarter ended September 30, 2003, including the financial statements contained under the caption "Selected Financial Data" on page 10 of the Form 10-K, and in the Company's Quarterly Reports, has been filed with the Securities and Exchange Commission and is incorporated herein by reference. Copies of the Form 10-K and Form 10-Q/A accompany this proxy statement. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains information that we file electronically with the SEC.




By Order of the Board of Directors,


                                /s/ Joseph M. Williams
                                ------------------------------------
                                Joseph M. Williams,
                                President and Treasurer



Tampa, Florida

                                   APPENDIX A

                ARTICLES OF AMENDMENT TO THE AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                          CUMBERLAND TECHNOLOGIES, INC.

     Pursuant to the Florida Business Corporation Act of the State of Florida, the undersigned, being the Chairman of the Board of Directors of Cumberland Technologies, Inc., a Florida corporation (the "Corporation"), does hereby execute these Articles of Amendment to the Amended and Restated Articles of Incorporation of Cumberland Technologies, Inc., on behalf of the Corporation, and certify as follows:

     1. The name of the corporation is Cumberland Technologies, Inc. (the "Corporation").

     2. Article IV of the Corporation's Amended and Restated Articles of Incorporation is hereby deleted in its entirety, with the following substituted in its place:

                    This corporation is authorized to issue 10,000,000 shares of
               Common Stock, $.15 par value, and 1,000,000 shares of Preferred Stock, $.15 par value, with such rights and privileges as determined by the Directors of the corporation. The Common Shares and Preferred Shares shall be issued at such times and for such consideration as determined by the Board of Directors of the Corporation.


     3. Upon the effectiveness of the foregoing amendment, each 150 outstanding shares of Common Stock of the Corporation, par value $.001, shall be combined into one share of Common Stock of the Corporation, par value $.15. Outstanding shares of Common Stock with a par value of $.001, which would otherwise be respectively converted into a fractional share of Common Stock of the Corporation, each with a par value of $.15, will be cancelled, with the holders of such shares receiving cash payment equal to $0.70 per share. The amendment will become effective on _______, 2004.


     4. The date of adoption of the resolution approving the combination of shares of this Corporation set forth in the foregoing amendment is March 16, 2004.


     5. The foregoing amendment was required to be approved by the shareholders of the Corporation and the number of votes cast for the amendment by the shareholders was sufficient for approval in accordance with Florida General Corporation Law.


     IN WITNESS WHEREOF, the undersigned Chairman of the Board of Directors of the Corporation has caused these Articles of Amendment to the Amended and Restated Articles of Incorporation of Cumberland Technologies, Inc., as of this ____ day of __________, 2004.


                                          CUMBERLAND TECHNOLOGIES, INC.


                                       By:______________________________________
                                           Francis M. Williams,
                                           Chairman
ATTEST:

By: _______________________________
Carol Black
Secretary
                                [CORPORATE SEAL]

                          CUMBERLAND TECHNOLOGIES, INC.

                          PROXY SOLICITED ON BEHALF OF
             THE BOARD OF DIRECTORS OF CUMBERLAND TECHNOLOGIES, INC.



     The undersigned hereby appoints Joseph M. Williams as proxy, with power of substitution, to represent the undersigned at the Special Meeting of Shareholders of Cumberland Technologies, Inc. (the "Company"), to be held at 9:00 AM local time, on March 16, 2004, at the Company's headquarters located at 4311 W. Waters Avenue, Tampa, Florida 33614, and at any adjournments thereof, to vote the number of shares which the undersigned would be entitled to vote if present in person in such manner as such proxies may determine, and to vote on the following proposals as specified below by the undersigned.



(1) Reverse Stock Split 1-for-150

                    _____VOTE FOR ____VOTE AGAINST ___ABSTAIN

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IN THE ABSENCE OF SPECIFIED DIRECTIONS, THIS PROXY WILL BE VOTED IN FAVOR OF THE APPROVAL OF THE AMENDMENT DESCRIBED IN THIS PROXY. The proxies are also authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof, and which were not known within a reasonable time before the meeting.

     If signing as attorney, administrator, executor, guardian, trustee or as a custodian for a minor, please add your title as such. If a corporation, please sign in full corporate name and indicate the signer's office. If a partner, please sign in the partnership's name.


                  X_________________________________________________________

                  Printed
                  Name______________________________________________________

                  X_________________________________________________________

                  Printed
                  Name______________________________________________________

                  Dated
                  __________________________________________________________